Filed Pursuant to Rule 424(B)(3)

Registration No. 333-118336

PROSPECTUS

Aztar Corporation

Offer to Exchange

7 7/8% Senior Subordinated Notes Due 2014

Which Have Been Registered

Under the Securities Act of 1933

For Any And All Outstanding

7 7/8% Senior Subordinated Notes Due 2014

We are offering to exchange all of our outstanding unregistered 7 7/8% Senior Subordinated Notes due 2014 for our registered 7 7/8% Senior Subordinated Notes due 2014. The unregistered notes and the registered notes are sometimes collectively referred to as the notes. The unregistered notes were issued on June 2, 2004, and as of the date of this prospectus, an aggregate principal amount of $300.0 million of the unregistered notes are outstanding. The terms of the registered notes are substantially identical to the outstanding unregistered notes, except that the registered notes are registered under the Securities Act of 1933, as amended, and will not contain any legends restricting their transfer.

PLEASE CONSIDER THE FOLLOWING:

•	You should carefully review the risk factors beginning on page 14 of this prospectus.

•	Our offer to exchange unregistered notes for registered notes will be open until 5:00 p.m., New York City time, on October 8, 2004, unless we extend the offer.

•	You should carefully review the procedures for tendering the unregistered notes beginning on page 28 of this prospectus. If you do not follow these procedures, we may not exchange your unregistered notes for registered notes.

•	If you fail to tender your unregistered notes, you will continue to hold unregistered notes and your ability to transfer them could be adversely affected.

•	No public market currently exists for the unregistered notes. We do not intend to list the registered notes on any securities exchange and, therefore, no active public market is anticipated.

•	You may withdraw tenders of unregistered notes at any time before the exchange offer expires.

•	We will not receive any proceeds from this exchange offer.

INFORMATION ABOUT THE NOTES:

•	Maturity: The notes will mature on June 15, 2014.

•	Interest Payments: We will pay interest on the notes on June 15 and December 15 of each year. The first payment will be made on December 15, 2004.

•	Ranking: The notes will be subordinated in right of payment to our senior indebtedness and equal in right of payment with any of our existing and future senior subordinated indebtedness. The notes will effectively rank junior to all liabilities of our subsidiaries.

•	Optional Redemption: At any time prior to June 15, 2009, we may redeem some or all of the notes at a redemption price equal to the principal amount of the notes redeemed plus accrued and unpaid interest to the date of redemption plus an applicable premium. On or prior to June 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more equity offerings by us at a redemption price of 107.875% of the principal amount of the notes redeemed plus accrued and unpaid interest to the date of redemption. In addition, at any time on or after June 15, 2009, we may redeem some or all of the notes at the redemption prices set forth in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION, THE NEW JERSEY DIVISION OF GAMING ENFORCEMENT, THE INDIANA GAMING COMMISSION, THE MISSOURI GAMING COMMISSION NOR ANY OTHER REGULATORY AGENCY OF ANY OTHER STATE HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 10, 2004.

Each broker-dealer that receives registered notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of registered notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in these resales. For more information, see “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by references in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the registered notes to be issued in exchange for the unregistered notes. This prospectus is part of that registration statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with the prospectus. This information is available, including a copy of the exchange and registration rights agreement and the indenture for the notes, which are summarized in this prospectus, without charge, by request directed to Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, Attention: Corporate Communications Office, telephone (602) 381-4111. TO OBTAIN TIMELY DELIVERY OF DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. THE EXCHANGE OFFER WILL EXPIRE ON OCTOBER 8, 2004 UNLESS EXTENDED BY US.

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We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed by us with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding Aztar.

Shares of our Common Stock are quoted on the New York Stock Exchange under the symbol “AZR,” and copies of the materials described above may be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference our documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Annual Report on Form 10-K for the year ended January 1, 2004;

•	Proxy Statement on Schedule 14A dated March 30, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended April 1, 2004 and July 1, 2004; and

•	Current Reports on Form 8-K dated May 24, 2004, June 3, 2004 and August 23, 2004.

You may request a free copy of these filings by writing or telephoning us at the following address:

Aztar Corporation

Attention: Corporate Communications Office

2390 East Camelback Road, Suite 400

Phoenix, Arizona 85016

(602) 381-4111

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus including information relating to our relative position in the casino and gaming industry is based on our good faith estimates, which estimates we based upon our review of internal surveys, independent industry publications and other publicly available information.

EBITDA

EBITDA is net income before income taxes, loss on early retirement of debt, equity in unconsolidated partnership’s loss, interest expense, interest income, and depreciation and amortization. EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with generally accepted accounting principles (“GAAP”). Management uses EBITDA as a measure to compare operating results among our properties and between accounting periods. We manage cash and finance our operations at the corporate level. We manage the allocation of capital among properties at the corporate level. We also file a consolidated income tax return. Management accordingly believes EBITDA is useful as a measure of operating results at the property level because it reflects the results of operating decisions at that level separated from the effects of tax and financing decisions that are managed at the corporate level. We also use EBITDA as the primary operating performance measure in our bonus programs for executive officers. Management also believes that EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While management believes EBITDA provides a useful perspective for some purposes, EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect the requirements for such replacements. Interest expense, net of interest income, equity in unconsolidated partnership’s loss, loss on early retirement of debt and income taxes are also not reflected in EBITDA. Therefore, management does not consider EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP.

FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, including, among other things, factors discussed under the heading “Risk Factors” in our filings with the Commission and the following:

•	debt repayments;

•	the extent to which our existing operations will continue to be adversely affected by the ongoing effects of the accident on October 30, 2003 on the site of the Tropicana Atlantic City expansion;

•	uncertainties related to the extent and effects of the delay in the construction and completion of the Tropicana Atlantic City expansion;

•	uncertainties related to the extent and timing of our recoveries from our insurers for various losses suffered in connection with the accident on October 30, 2003 on the site of the Tropicana Atlantic City expansion;

•	our ability to execute our development plans, estimates of development costs and returns on development capital;

•	access to available and feasible financing;

•	the impact of new competition from other gaming operations, including the Borgata in Atlantic City and gaming in Pennsylvania;

•	changes in laws or regulations and third party relations, including the potential legalization of gaming in Maryland and New York, and taxation, including potential tax increases in Indiana, Missouri, Nevada and New Jersey;

•	regulatory and licensing matters;

•	third-party consents, approvals and representations, and relations with partners, owners, suppliers and other third parties;

•	business and economic conditions;

•	changes in customer demand;

•	the cyclical nature of the hotel business and the gaming business;

•	the effects of weather;

•	those factors relating to terrorism and the uncertainty of war and other factors affecting discretionary consumer spending;

•	approvals and decisions of courts, regulators and governmental bodies;

•	uncertainties in connection with the renegotiation of our collective bargaining agreements;

•	market prices of our common stock; and

•	reliance on key personnel.

We caution prospective investors in the notes offered hereby that although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be materially incorrect. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PROSPECTUS SUMMARY

The following summary may not contain all the information that may be important to you. You should read this entire prospectus, as well as the documents that are incorporated by reference in this prospectus, before making an investment decision. Unless otherwise indicated, the terms “Company,” “Aztar,” “we,” “our,” and “us,” as used in this prospectus, refer to Aztar Corporation and its subsidiaries as a combined entity. All references in this prospectus to a fiscal year refer to the 52 or 53 weeks ended on the Thursday nearest to December 31.

The Company

We are a publicly traded gaming company that owns and operates three land-based and two riverboat casinos in five distinct domestic gaming markets. Our land-based casinos are the Tropicana Casino and Resort in Atlantic City, New Jersey, the Tropicana Resort and Casino in Las Vegas, Nevada, and the Ramada Express Hotel and Casino in Laughlin, Nevada, and our two riverboat properties are located in Evansville, Indiana and Caruthersville, Missouri.

Our properties featured as of July 1, 2004:

Location and Property Name	Number of Rooms/Suites	Slot Machines	Table Games	Approximate Casino Square Footage	Approximate Parking Spaces
New Jersey
Tropicana Casino and Resort	1,625	4,398	170	148,000	3,700
Nevada
Tropicana Resort and Casino	1,873	1,330	37	62,000	2,300
Ramada Express Hotel and Casino	1,500	1,530	32	52,000	2,900
Indiana
Casino Aztar Evansville	250	1,374	47	38,360	1,700
Missouri
Casino Aztar Caruthersville	—	700	14	19,000	1,000

Totals	5,248	9,332	300	319,360	11,600

Tropicana Atlantic City

Tropicana Casino and Resort encompasses approximately 14 acres of land, including the adjoining site where we are constructing an expansion, with 220 yards of ocean frontage along the boardwalk in Atlantic City. Tropicana Atlantic City features 1,625 hotel rooms and a 148,000 square-foot casino with 4,398 slot machines and 170 table games, including poker. This facility has parking facilities to accommodate 3,700 vehicles. Tropicana Atlantic City also features:

•	a 2,003-seat theatrical showroom which regularly presents headliner entertainment;

•	approximately 50,000 square feet of meeting, convention and banquet space;

•	three gourmet restaurants and several medium-priced restaurants; and

•	other amenities including indoor and outdoor swimming pools, tennis courts, a health and fitness club and a jogging track.

In April 2002, we commenced construction on an expansion of Tropicana Atlantic City. The expansion will include 502 additional hotel rooms, 20,000 square feet of meeting space, 2,400 parking spaces, and “The Quarter,” the project’s centerpiece, a 200,000-square-foot dining, entertainment and retail center. The cost of the expansion was targeted to be $225 million; we also anticipated providing $20 million of tenant allowances. Due to revised estimates for tenant allowances and incremental project costs resulting from construction delays related to the October 30, 2003 construction accident discussed below that may not be recoverable under our insurance, the expansion project may cost $25 million to $30 million more than originally estimated. Some of these costs (estimated to be between zero and $9 million) may be expensed. Portions of the incremental delay-related costs may be recoverable from third parties and their insurers, but the amount and timing of any such recoveries are unknown at this time. This estimate could change in the future because there is still uncertainty about the final costs of reconstruction and the prospect of recovery under insurance. Since these issues may not be resolved for some time, and in order to avoid additional delays, we paid the contractor for the estimated amount of work performed but not billed, and we may make payments for change orders from subcontractors for increased costs due to delays, and for the costs of dismantlement and rebuild. Funds for the expansion will come in part from public sector subsidies, tax rebates and other credits, the present value of which could be up to $60 million. During 2003, our purchases of property and equipment on an accrual basis, including capitalized interest of $8.3 million, were $104.8 million for this expansion. The expansion had been expected to open near the end of the first quarter 2004. On October 30, 2003, there was a serious construction accident on the expansion site which brought construction to a halt. Debris removal on the portion of the garage that collapsed is complete and construction has recommenced on all portions of the project. Following a recent and comprehensive review of the status of the project and the remaining work to be done, the opening of the expansion is targeted for mid-October 2004.

The Atlantic City gaming market has historically demonstrated continued growth despite the emergence of new gaming venues across the country. The 12 hotel casinos in Atlantic City generated approximately $4.5 billion in gaming revenues in 2003, a 2% increase over 2002. The primary target market for Tropicana Atlantic City is the area consisting of New Jersey, New York and Pennsylvania. Based on the most recent census data, accumulated in 2000, there are approximately 27 million persons within a 120-mile radius of Atlantic City and 62 million persons within a 300-mile radius. The Borgata Hotel, Casino and Spa, a major casino resort located in the Marina District of Atlantic City, opened in July 2003. Several major casino operators have announced plans to develop projects or expand existing facilities in the marina or the boardwalk areas. The Borgata has created, and other possible projects, when complete, will create, increased competition in Atlantic City. However, our view is that the Borgata will continue to attract new patrons and these new projects, if well-designed and executed, may also attract new patrons to the Atlantic City gaming market.

Tropicana Las Vegas

Tropicana Resort and Casino is located on approximately 34 acres on the “Strip” in Las Vegas, Nevada. The Tropicana has 1,873 hotel rooms and suites and a 62,000-square-foot casino containing 1,330 slot machines and 37 table games. The facility also has parking to accommodate approximately 2,300 vehicles. Tropicana Las Vegas also features:

•	one of the world’s largest indoor/outdoor swimming pools;

•	a five-acre water park and tropical garden;

•	approximately 100,000 square feet of convention and exhibit space;

•	seven restaurants; and

•	the Folies Bergere, the longest-running production show in Las Vegas.

Together with the MGM Grand, Excalibur, Luxor, Monte Carlo and New York-New York mega-resorts, the Tropicana Las Vegas is located at the intersection known as the “New Four Corners” at Las Vegas Boulevard and Tropicana Avenue. The Las Vegas gaming market consisted of approximately 130,000 hotel rooms at the end of 2003. Gaming revenues in Las Vegas were $6.1 billion and $6.0 billion in 2003 and 2002, respectively.

Aztar leased the Tropicana Las Vegas, through a wholly-owned subsidiary, from an unconsolidated partnership, Tropicana Enterprises, a Nevada general partnership in which we had a noncontrolling 50% interest. On February 28, 2002, we purchased the 50% partnership interest that we did not own. After credits related to option fees and security deposits, we paid $117.5 million. In addition, we assumed $48.9 million of partnership debt that we were servicing through our rent payments.

Our master plan for a potential development of our Las Vegas Tropicana site envisions the creation of two separate but essentially equal and inter-connected sites. We would develop the north site and we would hold the south site for our future development, joint venture development, or sale for development by another party. For development of a potential project on the north site, a detailed design has almost been completed. The design concept that we are finalizing calls for 2,500 hotel rooms and suites, 200,000 square feet of dining, entertainment and retail facilities, a 120,000-square-foot casino, a 3,800-car parking garage, and a four-acre rooftop pool recreation deck overlooking the Strip. We plan to complete construction documents by the end of the third quarter of 2004. We will decide by the end of the first quarter of 2005 whether to proceed, whether to delay, or whether not to proceed at all with development of a project on the north site. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature and timing of the development we ultimately undertake, if any.

Ramada Express

Ramada Express Hotel and Casino is located on approximately 31 acres in Laughlin, Nevada. Laughlin is situated on the Colorado River at Nevada’s southern tip. The Ramada Express features a Victorian-era railroad theme, which includes a train that carries guests between the parking areas and the casino hotel. The property has 1,500 hotel rooms and a 52,000-square-foot casino containing 1,530 slot machines and 32 table games. The facility also has parking to accommodate 2,900 vehicles. Ramada Express also features:

•	five restaurants;

•	a lounge; and

•	special events and retail space.

The Laughlin gaming market consists of approximately 11,000 rooms and its gaming revenue for 2003 and 2002 was $0.6 billion.

Casino Aztar Evansville

Casino Aztar Evansville was the first gaming facility to open in Indiana. It operates on the Ohio River in Evansville. The facility encompasses approximately 15 acres and contains approximately 38,360 square feet of casino space with 1,374 slot machines and 47 table games. Casino Aztar Evansville has a 250-room hotel and has parking for 1,700 vehicles. The casino riverboat is certified to carry 2,700 passengers and a crew of 300. The 44,000-square-foot pavilion which accompanies the riverboat contains passenger ticketing and pre-boarding facilities, including:

•	four restaurants;

•	an entertainment lounge;

•	a gift shop; and

•	a full-service Starbucks.

Casino Aztar Evansville is located in the heart of metropolitan Evansville and has developed strong brand recognition in Southwest Indiana. The closest casino property is approximately 100 miles and over a two-hour drive away. Gaming revenue in the Southern Indiana market (five riverboats) grew by 8% in 2003 to $1.1 billion. Although we believe that Casino Aztar Evansville has a strong base of loyal customers, the property operates in a more competitive environment due to the opening in November 1998 of a riverboat near Louisville, Kentucky and the opening in late October 2000 of a riverboat in our outer market between Louisville, Kentucky and Cincinnati, Ohio. Future competition is expected since the Indiana Gaming Commission has awarded the eleventh and final license in West Baden, Indiana. This facility is not expected to open until late 2005 or possibly early 2006. The Indiana General Assembly passed legislation allowing flexible boarding that went into effect August 1, 2002. Dockside gaming increased accessibility to our casino riverboat by eliminating cruise schedules. This change incorporates a progressive wagering tax schedule and a change in admissions tax to $3.00 per entry from $3.00 per person per cruise. The new wagering tax schedule starts at 15% of casino revenue and rises to 20%, 25%, 30% and 35% based on incremental casino revenue and based on the state’s fiscal year (July 1 of one year through June 30 of the following year).

Casino Aztar Caruthersville

Casino Aztar Caruthersville operates on a 37-acre site on the Mississippi River in Caruthersville, Missouri. The property is located in the “boot heel” of Missouri in close proximity to I-55, the major north-south interstate running along the Mississippi River. It serves the southeast Missouri market including the neighboring states of Illinois, Kentucky, Tennessee and Arkansas. The casino riverboat has a capacity of 1,200 passengers plus crew and contains approximately 19,000 square feet of casino space with 700 slot machines and 14 table games. The facility has parking for 1,000 vehicles including recreational vehicles. The property’s passenger pavilion provides ticketing and pre-boarding facilities, including:

•	a restaurant;

•	a sports lounge; and

•	a snack bar and other amenities.

In addition, a climate-controlled pavilion and an outdoor arena are used for exhibitions, entertainment, rodeo competitions and other events. We have some unused land at this site and we are encouraging third-party developers to develop facilities on this land that would complement our operations.

Recent Developments

On June 2, 2004, we completed an offer to purchase and consent solicitation with respect to our outstanding 8 7/8% Senior Subordinated Notes due 2007; $192.32 million of the outstanding 8 7/8% Senior Subordinated Notes due 2007 were tendered pursuant to the offer to purchase and consent solicitation. On June 3, 2004, we gave notice of redemption to the trustee for the 8 7/8% Senior Subordinated Notes Due 2007 for the remaining outstanding 8 7/8% Senior Subordinated Notes due 2007. The redemption occurred on July 7, 2004.

On July 22, 2004, we entered into a new senior secured credit facility with a group of lenders which provides for a revolving credit facility of up to $550 million and a term loan facility of $125 million. The proceeds of the new senior secured credit facility were used to refinance outstanding debt. See “Description of Material Indebtedness.”

Summary of the Terms of the Exchange Offer

Securities to be Exchanged

On June 2, 2004, we issued $300 million in aggregate principal amount of unregistered notes in a transaction exempt from the registration requirements of the Securities Act of 1933. The terms of the registered notes and the unregistered notes are substantially identical in all material respects, except that the registered notes will be freely transferable by the holders of the registered notes except as otherwise provided in this prospectus. See “Description of Notes.”

The Exchange Offer	$1,000 principal amount of registered notes will be exchanged for each $1,000 principal amount of unregistered notes.

As of the date of this prospectus, unregistered notes representing $300 million in aggregate principal amount are outstanding.

Under existing SEC interpretations, the registered notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act is delivered as required.

Each holder of unregistered notes that wishes to exchange such unregistered notes for registered notes in the exchange offer will be required to make certain representations, including representations:

•	that the registered notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving these registered notes, whether or not that person is the registered holder;

•	the holder is not engaging in and does not intend to engage in a distribution of the registered notes;

•	the holder does not have an arrangement or understanding with any person to participate in a distribution of the registered notes; and

•	the holder is not our “affiliate,” as defined under Rule 405 promulgated under the Securities Act.

Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the registered notes and has no arrangement or understanding to participate in a distribution of registered notes. Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes.

Exchange and Registration Rights Agreement

We sold the unregistered notes on June 2, 2004 in a private placement in reliance on Section 4(2) of the Securities Act. The unregistered notes were immediately resold by the broker-dealers that participated in the offering of those notes as initial purchasers in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale, we entered into an exchange and registration rights agreement with the initial purchasers of the unregistered notes requiring us to make the exchange offer. The exchange and registration rights agreement also requires us to use our commercially reasonable efforts:

•	to cause the registration statement with respect to the exchange offer to become effective under the Securities Act by November 29, 2004; and

•	complete the exchange offer by January 13, 2005.

See “The Exchange Offer—Purpose and Effect.” If we do not do so, we will pay special additional interest on the unregistered notes at an initial per week rate of $.05 per $1,000 principal amount of unregistered notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on October 8, 2004, or a later date and time if we extend it.

Withdrawal

The tender of the unregistered notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, or any later date and time to which we extend the offer.

Interest on the Registered Notes and the Unregistered Notes

Interest on the registered notes will accrue from the date of the original issuance of the unregistered notes or from the date of the last payment of interest on the unregistered notes, whichever is later. No additional interest will be paid on unregistered notes tendered and accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Unregistered Notes

A holder who wishes to tender unregistered notes in the exchange offer must transmit to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the unregistered notes into the exchange agent’s account at DTC under the procedure for book-entry transfers described in “The Exchange Offer—Procedures for Tendering.”

See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer.

Federal Income Tax Considerations

The exchange of unregistered notes for registered notes pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. See “Certain United States Federal Tax Considerations.”

Effect of Not Tendering

Unregistered notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions on transfer. Except as noted above, we will have no further obligation to provide for the registration under the Securities Act of these unregistered notes.

Summary of the Terms of the Registered Notes

The form and terms of the registered notes are the same as the form and terms of the unregistered notes, except that the registered notes will be registered under the Securities Act and will not contain any legends restricting their transfer. The registered notes will evidence the same debt as the unregistered notes and both the unregistered notes and the registered notes, collectively, the “notes,” are governed by the same indenture. The following summary of terms applies equally to the registered notes and the unregistered notes.

Issuer	Aztar Corporation

Total amount of registered notes offered	$300.0 million aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2014.

Maturity	June 15, 2014.

Interest	Annual rate: 7 7/8%.
Payment frequency: every six months on June 15 and December 15.
First Payment: December 15, 2004.

Ranking

The notes will be subordinated in right of payment to our senior indebtedness and equal in right of payment with any of our existing and future senior subordinated indebtedness. The notes will effectively rank junior to all liabilities of our subsidiaries. As of July 29, 2004:

•	we had outstanding approximately $187 million of senior indebtedness that ranked prior to the notes;

•	we had outstanding $175 million of senior subordinated indebtedness that ranked equally with the notes; and

•	our subsidiaries had outstanding approximately $104 million of other liabilities.

Our new senior secured credit facility provides for a revolving credit facility of up to $550 million, approximately $482 million of which was unused as of such date and, if drawn, would be ranked prior to the notes.

See “Description of Material Indebtedness” and “Description of Notes—Subordination of the Notes.”

Optional Redemption

At any time prior to June 15, 2009, we may redeem some or all of the notes at a redemption price equal to the principal amount of the notes redeemed plus accrued and unpaid interest to the date of redemption plus an applicable premium. See “Description of Notes—Optional Redemption.”

On or prior to June 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more equity offerings by us at a redemption price of 107.875% of the principal amount of the notes redeemed plus accrued and unpaid interest to the date of redemption. See “Description of Notes—Optional Redemption.”

In addition, at any time on or after June 15, 2009, we may redeem some or all of the notes at the redemption prices set forth in “Description of Notes—Optional Redemption.”

Mandatory Offer to Repurchase	If we experience specific kinds of changes of control, we must offer to redeem or repurchase the notes at the prices set forth in “Description of Notes—Repurchase Upon a Change of Control.”

Mandatory Disposition

The New Jersey, Nevada and Indiana gaming authorities may currently require a holder of the notes to be licensed or found qualified or suitable under applicable laws and regulations. Missouri gaming authorities also have broad authority to require some persons or entities, including the holders of notes, to submit license applications and be licensed or found qualified or suitable. If, at any time, a holder of notes is required to be licensed or found qualified under any applicable gaming laws or regulations and that holder does not become so licensed or found qualified or suitable, we will have the right, at our option:

•	to require that holder of the notes to dispose of all or a portion of those notes within 120 days after the holder receives notice of that finding, or at some other time as prescribed by the applicable gaming authorities; or

•	to redeem the notes of that holder upon not less than 30 nor more than 60 days prior notice, or some other time period as may be prescribed by the applicable gaming authorities.

See “Description of Notes—Mandatory Disposition or Redemption Pursuant to Gaming Laws.”

Basic Covenants of Indenture	We will issue the registered notes under an indenture with U.S. Bank National Association. The indenture will, among other things, restrict our ability to:

•	borrow money;

•	pay dividends on stock or purchase stock;

•	make investments in affiliates;

•	use assets as security in other transactions; and

•	merge with or into other companies.

These covenants are subject to important exceptions and limitations. For more details, see “Description of Notes—Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the registered notes.

Risk Factors	See “Risk Factors” for a discussion of some factors you should carefully consider, including factors affecting forward-looking statements.

Corporate Information	Aztar Corporation is a Delaware corporation. Our headquarters are located at 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016.

Summary Consolidated Financial Information

The following table sets forth our summary consolidated financial data. The summary financial data as of and for each of the three fiscal years in the period ended January 1, 2004 are derived from the audited consolidated financial statements of Aztar and its subsidiaries. The summary financial data for the fiscal six-month periods ended July 3, 2003 and July 1, 2004 are derived from our unaudited interim consolidated financial statements. We believe that these interim financial results reflect all adjustments, such adjustments being normal recurring accruals, which are necessary, in the opinion of management, to a fair statement of the results of the interim periods. The interim periods, however, may not be indicative of the results for the full year. All references to our fiscal year refer to the 52 or 53 weeks ended on the Thursday nearest to December 31. For additional information, see our consolidated financial statements incorporated by reference into this prospectus.

	Fiscal Year Ended			Six Months Ended
	2001	2002	2003	July 3, 2003	July 1, 2004
	(in thousands)
Statement of Operations Data (1)(2)(3)(4):
Revenues	$849,463	$834,274	$813,146	$417,535	$408,025
Operating income (5)	131,408	136,480	125,023	71,643	67,230
Net interest income (expense)	(37,623)	(40,189)	(35,639)	(18,370)	(17,030)
Equity in unconsolidated partnership’s loss	(3,702)	(458)	—	—	—
Loss on early retirement of debt (6)	—	—	—	—	(8,621)
Income before income taxes	90,083	95,833	89,384	53,273	41,579
Income taxes (7)	(32,074)	(36,974)	(28,454)	(20,937)	(28,565)
Net income	58,009	58,859	60,930	32,336	13,014

Balance Sheet Data (8):
Cash and cash equivalents	$92,122	$52,896	$70,586	$58,584	$50,014
Total assets	1,060,956	1,210,682	1,347,773	1,271,952	1,378,876
Long-term debt (9)	458,659	524,066	628,603	577,299	647,474
Series B convertible preferred stock	5,959	5,601	5,253	5,429	5,056
Shareholders’ equity	453,841	515,354	534,574	516,156	550,016

Other Financial Data:
Net cash provided by (used in) operating activities	$137,067	$128,548	$111,365	$60,207	$69,356
Net cash provided by (used in) investing activities	(56,020)	(187,269)	(168,973)	(76,160)	(79,194)
Net cash provided by (used in) financing activities	(37,005)	19,495	75,298	21,641	(10,734)
Purchases of property and equipment	(50,604)	(74,673)	(147,379)	(64,300)	(64,611)
EBITDA (10)	183,221	186,979	175,929	97,145	93,465

(see footnotes on next page)

(1)	We use a 52/53 week fiscal year ending on the Thursday nearest December 31, which included 52 weeks in 2003 and 2002 and 53 weeks in 2001.

(2)	On February 28, 2002, we purchased the 50% partnership interest in Tropicana Enterprises that we did not own. This purchase eliminates, after February 28, 2002, our real estate rent expense at the Las Vegas Tropicana and our equity in unconsolidated partnership’s loss. The purchase, however, increases depreciation and interest expenses and decreases interest income after February 28, 2002.

(3)	Our master plan for a potential development of our Las Vegas Tropicana site envisions the creation of two separate but essentially equal and interconnected sites. The north site would be developed by us. The south site would be held for future development by us, joint venture development, or sale for development by another party.

For development of a potential project on the north site, a detailed design has almost been completed. We plan to complete construction documents by the end of the third quarter of 2004. We will decide by the end of the first quarter of 2005 whether to proceed, whether to delay, or whether not to proceed at all with the development of a project on the north site. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature and timing of the development we ultimately undertake, if any. If we decide to abandon any facilities in the development process, we would have to conduct a review for impairment with a possible write-down and review their useful lives with a possible adjustment to depreciation and amortization expense. These reviews could result in adjustments that have a material adverse effect on our consolidated results of operations.

The net book value of the property and equipment used in the operation of the Las Vegas Tropicana, excluding land at a cost of $109,979, was $58,204 at July 1, 2004. The net book value of accounts receivable, inventories and prepaid expenses at the Las Vegas Tropicana was $7,774 at July 1, 2004. It is reasonably possible that the carrying value of some or all of these assets may change in the near term.

(4)	An accident occurred on the site of the construction of the parking-garage component of the expansion of the Atlantic City Tropicana on October 30, 2003. The accident resulted in a loss of life and serious injuries, as well as extensive damage to the facilities under construction.

Construction progresses on the expansion project. Removal of the garage debris has been completed and the rebuilding of the portion of the garage that collapsed is underway. Business at the Tropicana Atlantic City continues to suffer adverse impacts from the disruption that followed the accident. One street adjacent to the property remained closed through July 1, 2004, limiting access to the existing parking garages and the porte cochere. During the first six months of 2004, we incurred approximately $2,400 of construction accident related costs and expenses that may not be reimbursed by insurance. These costs and expenses primarily consist of supplemental marketing costs incurred to decrease the effect of the business interruption caused by the accident as well as professional fees incurred as a result of the accident.

During the first quarter of 2004, we recorded $3,500 of proceeds from business interruption insurance, which reflects a profit recovery applicable to the fourth quarter of 2003. During the second quarter of 2004, we recorded $5,000 of insurance recovery due to the delay of the opening of the expansion, which represents a portion of the anticipated profit that we would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. These insurance recoveries totaling $8,500 are classified as construction accident insurance recoveries. Profit recovery from business interruption insurance is recorded when the amount of recovery, which may be different from the amount claimed, is agreed to by the insurers.

During 2003, we reduced construction in progress for the estimated asset loss and recorded a receivable of approximately $3,000. We believe it is probable that any additional asset loss will be recovered from first party insurance or from third parties or their insurers. Debris removal has been completed and no additional asset loss was noted. The full extent of additional asset loss, if any, will not be known until a full inspection of potential damages is performed.

The dismantlement of the collapsed portion of the garage and the debris removal has been completed. There is a dispute with the insurance carrier as to the full coverage of the associated costs. We may ultimately pay a portion of these costs, which would be expensed and the range is estimated to be between zero and $9,000. We will continue to assess other potential losses and costs we might incur in relation to the construction accident.

(5)	In July 2001, the Financial Accounting Standards Board issued Statement No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized. Effective January 4, 2002, we ceased amortization of the cost of our initial gaming licenses because it was determined, under the criteria established in SFAS 142, that these assets have an indefinite life. Amortization expense related to the cost of our initial gaming licenses was $2,673 in 2001.

(6)	On June 2, 2004, we redeemed $192,320 of our outstanding 8 7/8% Senior Subordinated Notes due 2007. We expensed the redemption premium of $6,354 and the unamortized debt issuance costs of $2,267, for a total of $8,621. This amount was classified as loss on early retirement of debt.

(7)	In 2002, we settled the remaining two issues with the Internal Revenue Service related to the examination of our income tax returns for the years 1992 and 1993. The two issues involved the deductibility of certain complimentaries provided to customers and the deductibility of a portion of payments on certain liabilities related to the restructuring of Ramada, Inc. The settlement resulted in a tax benefit of $1,041.

In 2003, we settled one of the two remaining issues entirely and a portion of the other remaining issue with the Internal Revenue Service related to the examination of our income tax returns for the years 1994 through 1999. The issue that was settled entirely involved the deductibility of certain complimentaries provided to customers. The other issue involved the deductibility of a portion of payments on certain liabilities related to the restructuring of Ramada, Inc. The settlement resulted in a tax benefit of $6,724.

In April 2004, the Indiana Tax Court ruled against Aztar in our challenge to an assessment for additional Indiana state income tax. We had challenged the Indiana Department of Revenue’s position that gaming taxes paid to the state based on casino revenues are not deductible for Indiana income tax purposes. We have asked the Indiana Supreme Court to review the ruling. If the ruling is not changed, we estimate that we will be obligated to pay approximately $17,300 to cover assessments of taxes and interest from 1996 through the end of the first quarter of 2004. This amount would then be deductible for federal income tax purposes, resulting in net cash and net income effects of approximately $11,300, which has been recorded as an increase to income taxes payable and expense in the first quarter of 2004. The ongoing effect of this issue is also included in income taxes after the first quarter of 2004.

(8)	Balance sheet data represents end of period data.

(9)	Does not include current portion of long-term debt.

(10)	EBITDA is net income before income taxes, loss on early retirement of debt, equity in unconsolidated partnership’s loss, interest expense, interest income, and depreciation and amortization. EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with GAAP. See “EBITDA.” A reconciliation of EBITDA with operating income and net income as determined in accordance with GAAP is shown below (in thousands) for the periods referred to above:

	Fiscal Year Ended			Six Months Ended
	2001	2002	2003	July 3, 2003	July 1, 2004
EBITDA	$183,221	$186,979	$175,929	$97,145	$93,465
Depreciation and amortization	(51,813)	(50,499)	(50,906)	(25,502)	(26,235)

Operating income	131,408	136,480	125,023	71,643	67,230
Net interest income (expense)	(37,623)	(40,189)	(35,639)	(18,370)	(17,030)
Equity in unconsolidated partnership’s loss	(3,702)	(458)	—	—	—
Loss on early retirement of debt	—	—	—	—	(8,621)
Income taxes	(32,074)	(36,974)	(28,454)	(20,937)	(28,565)

Net income	$58,009	$58,859	$60,930	$32,336	$13,014

RISK FACTORS

You should carefully consider the following factors in addition to the other information set forth in this prospectus before exchanging your unregistered notes. Many of the risk factors set forth below are equally applicable to the unregistered notes.

Risks Related to the Notes

Your failure to tender your unregistered notes in the exchange offer could limit the trading market and trading value of your unregistered notes.

We will only issue registered notes in exchange for unregistered notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the unregistered notes. If you do not tender your unregistered notes or if we do not accept your unregistered notes because you did not tender your unregistered notes properly, then, after we consummate the exchange offer, you may continue to hold unregistered notes that are subject to the existing transfer restrictions. In addition, if you tender your unregistered notes for the purpose of participating in a distribution of the registered notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for unregistered notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those registered notes.

The trading market for unregistered notes that are not exchanged in the exchange offer could be adversely affected due to the limited amount, or “float,” of the unregistered notes that are expected to remain outstanding following the exchange offer. Generally, a lower “float” of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. For the same reason, to the extent that a large amount of unregistered notes are not exchanged in the exchange offer, the trading market for the unregistered notes could be adversely affected. See “Plan of Distribution” and “The Exchange Offer.”

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

We have now and, after the exchange offer, will continue to have a significant amount of debt. The following chart is presented at July 1, 2004:

	Actual at July 1, 2004 (in thousands, except ratio data, unaudited)
Total long-term debt (including current portion)	$648,829
Shareholders’ equity	$550,016
Debt to equity ratio	1.18x

	As Adjusted (1) for the Fiscal Year Ended January 1, 2004	As Adjusted (1) for the Six Months Ended July 1, 2004
Ratio of earnings to fixed charges	2.69x	2.42x

(1)	As adjusted reflects the issuance of the notes and the application of the proceeds thereof and the redemption of our 8 7/8% Senior Subordinated Notes due 2007, as if each had occurred at the beginning of the applicable period.

Our new senior secured credit facility provides for a revolving credit facility of up to $550 million, approximately $482 million of which was unused as of July 29, 2004, and a term loan facility of $125 million.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, development costs and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the gaming industry;

•	place us at a competitive disadvantage compared with our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

See “Description of Notes—Repurchase Upon a Change of Control.”

We are required to maintain specified ratios and meet specified financial tests under our new senior secured credit facility. If we do not comply with these ratios and financial tests or any of the other restrictions in our new senior secured credit facility, an event of default could occur which could result in an acceleration of amounts owed under such credit facility, and under the indenture governing the notes. We cannot guarantee that in this event we would have, or be able to obtain, sufficient funds to make such accelerated payments, including payments on the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt which could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional debt in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. In addition, if we designate some of our restricted subsidiaries as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. Our new senior secured credit facility provides for a revolving credit facility of up to $550 million and all borrowings thereunder would be or are senior to the notes. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

See “Summary Consolidated Financial Information,” “Capitalization,” “Description of Material Indebtedness” and “Description of Notes—Repurchase Upon a Change of Control.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and development efforts will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our bank facilities in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facility and these notes, on commercially reasonable terms or at all. If we are unable to generate sufficient cash flow and are unable to refinance or extend outstanding borrowings, we may have to:

•	reduce or delay planned expansion and capital expenditures;

•	sell assets;

•	restructure debt; or

•	obtain additional equity or debt financing.

We cannot assure you that we could effect any of these financing strategies on satisfactory terms, if at all. In addition, some state laws restrict the ability of companies engaged in the gaming business to undertake certain financing transactions. These restrictions may prevent us from obtaining necessary capital.

Your right to receive payments on these notes is junior to some of our existing indebtedness and possibly all of our future borrowings.

These notes rank behind all of our existing indebtedness and all of our future borrowings other than any of our 9% Senior Subordinated Notes due 2011, trade payables, and any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, these notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to these notes. Furthermore, our new senior secured credit facility is secured by substantially all of our assets and those of our material subsidiaries.

In addition, all payments on these notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of non-payment defaults on senior debt.

In the event of our bankruptcy, liquidation or reorganization or similar proceeding, holders of these notes will participate with the holders of any outstanding 9% Senior Subordinated Notes due 2011, trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture for these notes requires that amounts otherwise payable to holders of these notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of these notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior debt.

As of July 29, 2004, we had outstanding approximately $187 million of senior indebtedness that ranked prior to the notes. Our new senior secured credit facility provides for a revolving credit facility of up to $550 million and all borrowings thereunder would be or are senior to the notes. We will be permitted to borrow substantial additional indebtedness, including senior debt such as our new senior secured credit facility, in the future under the terms of the indenture.

Your right to receive payments on these notes could be adversely affected if any of our subsidiaries declares bankruptcy, liquidates, or reorganizes.

Aztar is organized as a holding company. We conduct all of our operations through our subsidiaries and depend on the earnings and cash flows of our subsidiaries to meet our debt and dividend obligations, including our obligations with respect to these notes. Our subsidiaries have other liabilities, including contingent liabilities, which could be substantial. Our subsidiaries’ assets constitute all of our operating assets. Because our subsidiaries do not guaranty the payment of principal and interest on the notes, holders of the notes will have no direct claim on our subsidiaries’ assets. Therefore, all existing and future obligations of our subsidiaries, including debt, taxes and trade and construction payables, must be paid in full before any amounts would become available for distribution to holders of the notes.

In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of July 29, 2004, these notes are effectively junior to approximately $104 million of indebtedness and other liabilities of our subsidiaries (including trade payables) and approximately $482 million is available to our subsidiaries for future borrowings under our new senior secured credit facility and all borrowings thereunder would be or are senior to the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture upon specific kinds of change of control events.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior secured credit facility will not allow such repurchases. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Repurchase Upon a Change of Control.”

You cannot be sure that an active trading market will develop for these notes.

The exchange notes are a new issue of securities for which there is currently no trading market. The initial purchasers of the outstanding notes advised us that they intended to make a market in the outstanding notes after the offering of such notes is completed. However, the initial purchasers are not obligated to make a market in the outstanding notes or the exchange notes and may cease their market-making at any time. After the consummation of the exchange offer, you cannot be sure that an active trading market will develop for the exchange notes or that the new notes offered in the exchange offer will trade as one class with the notes originally issued. In addition, the liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or in the prospects for companies in our industry generally. As a result, although we expect the exchange notes to be eligible for trading in the PORTAL market, you cannot be sure that an active trading market will develop for these notes.

You may be required to dispose of or we may be permitted to redeem the notes pursuant to gaming laws.

The New Jersey, Nevada and Indiana gaming authorities may currently require a holder of the notes to be licensed or found qualified or suitable under applicable laws and regulations. Missouri gaming authorities also have broad authority to require some persons or entities, including the holders of notes, to submit license applications and be licensed or found qualified or suitable. It is possible that gaming authorities in other jurisdictions could impose similar requirements. If, at any time, a holder of notes is required to be licensed or found qualified under any applicable gaming laws or regulations and that holder does not become so licensed or found qualified or suitable, we will have the right, at our option,

•	to require that holder of notes to dispose of all or a portion of those notes within 120 days after the holder receives notice of that finding, or at some other time as prescribed by the applicable gaming authorities, or

•	to redeem the notes of that holder upon not less than 30 nor more than 60 days prior notice, or some other time period as may be prescribed by the applicable gaming authorities.

See “Regulation and Licensing—Nevada;” “Regulation and Licensing—New Jersey;” “Regulation and Licensing—Missouri;” “Regulation and Licensing—Indiana;” and “Description of Notes—Mandatory Disposition or Redemption Pursuant to Gaming Laws.”

Risks Related to Our Business

We depend on the results of Tropicana Atlantic City. Any material adverse effect on the operations of Tropicana Atlantic City could have a material adverse effect on us.

Approximately 52% of our consolidated revenues and 60% of our operating income for the year ended January 1, 2004 were derived from the operations of Tropicana Atlantic City. Because of the importance of Tropicana Atlantic City to our consolidated operating results, poor performance at Tropicana Atlantic City could have a material adverse effect on us. Tropicana Atlantic City experiences seasonal fluctuations in casino play that management believes are typical of casino hotel operations in Atlantic City. Operating results indicate that casino play is seasonally higher from May through October. Consequently, our revenues during the first and fourth quarters have generally been lower than for the second and third quarters, and from time to time we have experienced losses in the first and fourth quarters. Any event that adversely affects the operating results of Tropicana Atlantic City could have a material adverse effect on our operations and financial condition. The operating results of Tropicana Atlantic City continue to be adversely impacted by the decline in revenues caused by the accident at the site of Tropicana Atlantic City’s expansion. Because Atlantic City Tropicana’s operating results especially depend upon operations in the summer months, any event that adversely affects the operating results of the Atlantic City Tropicana during that period could have a material adverse effect on our operations and financial condition. Given Atlantic City’s location, it is also subject to occasional adverse weather conditions including storms and hurricanes that would impede access to Atlantic City and adversely impact our operations. In addition, competition is expected to intensify in the Atlantic City market in light of recent and proposed expansion and new development activities.

The delay and increase in costs caused by the accident on the Tropicana Atlantic City expansion site entails significant risks.

Our plan to expand the Tropicana Atlantic City has been delayed due to a serious accident on the expansion site that brought construction to a halt. Debris removal on the portion of the garage that collapsed is complete and construction has recommenced on all portions of the project. Following a recent and comprehensive review of the status of the project and the remaining work to be done, the opening of the expansion project is targeted for mid-October 2004. We are depending on the general contractor to perform under the terms of the general maximum price construction contract executed in connection with the Tropicana Atlantic City expansion and to deliver, pursuant to the terms thereof, completed facilities. We are also depending on the tenants in our dining/entertainment/retail complex to timely perform under the terms of their leases. To the extent that such general contractor or tenants are unwilling or unable to perform under, respectively, the terms of the general maximum price construction contract or their leases, our results may be materially adversely affected.

The cost of the expansion was targeted to be $225 million; we also anticipated providing $20 million of tenant allowances. However, due to revised estimates for tenant allowances and incremental project costs resulting from construction delays related to the accident that may not be recoverable under our insurance, the expansion project may cost $25 million to $30 million more than originally estimated. Some of these costs (estimated to be between zero and $9 million) may be expensed. This estimate could change in the future because there is still uncertainty about the final costs of reconstruction and the prospect of recovery under insurance. Such cost overruns and cost delays could have a material adverse impact on our results of operation. We cannot assure you that the construction will be completed in a timely manner, achieve our desired results or be completed without further material disruption to our operations.

Our potential redevelopment opportunity at Tropicana Las Vegas is highly uncertain, would require third party financing and entails significant risks.

We are evaluating whether to build a new casino hotel resort on the northernmost half (17 acres) of the Tropicana Las Vegas property. A detailed design has almost been completed and we plan to complete construction documents by the end of the third quarter of 2004. While we believe a redevelopment could present a good opportunity in the future, we cannot assure you that we will ever redevelop Tropicana Las Vegas. We will decide by the end of the first quarter of 2005 whether to proceed, whether to delay, or whether not to proceed at all with the redevelopment. If we decide to move forward with this redevelopment, the project would be risky. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature of the redevelopment we ultimately undertake, if any. A project of this nature would entail significant development and construction risks which could give rise to delays or cost overruns, cause major disruptions to existing operations and will require a temporary closing of part or all of the operations of Tropicana Las Vegas. Closing our operations at Tropicana Las Vegas for an extended period of time, may result in one or more of our licenses, including our gaming licenses, being extinguished and we would have to reapply for new licenses, which we could not guarantee we would receive in a timely manner or at all. Also, budget overruns and delays with respect to expansion and development projects could have a material adverse impact on our results of operations. In addition, we would need to obtain state and local approvals.

Development activities may take the form of a wholly-owned project, a joint venture, or partnership arrangement, the terms of which are uncertain. We will have to raise a significant portion of the cost in the capital markets and we may not be able to obtain financing on satisfactory terms. We cannot assure you that we will be able to receive the financing needed for any redevelopment or that we will be able to identify and develop satisfactory relationships with joint venture partners. To the extent that we pursue any redevelopment, the success of the redevelopment will depend upon a number of factors, including:

•	our relationship with any joint venture partner, if any; and

•	the availability of adequate financing on acceptable terms.

Some of these factors are beyond our control. Therefore, we cannot assure you that we will be able to conduct any redevelopment of Tropicana Las Vegas. If we undertook this redevelopment project, we could not assure you that we could complete these or other steps necessary to complete the project in a timely manner, or at all.

Intense competition could result in our losing market share or profitability.

We face intense competition in each of the markets in which our gaming facilities are located. All of our casinos primarily compete with other casinos in their geographic market and, to a lesser extent, with casinos in other locations, including on Native American lands and on cruise ships, and with other forms of legalized gaming in the United States, including state sponsored lotteries, racetracks, off-track wagering and card parlors. We expect this competition to intensify as new gaming operators enter our markets and existing competitors expand their operations. Some of our competitors have significantly greater financial resources than us and as a result we may not be able to successfully compete against them in the future. Several states have considered legalizing casino gaming and others may in the future. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have an adverse economic impact on the business of any or all of our gaming facilities by diverting our customers to competitors in those areas. In particular, the expansion of casino gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a material adverse effect on us.

Competition involves not only the quality of casino, room, restaurant, entertainment and convention facilities, but also room, food and beverage prices. Our operating results can be adversely affected by significant cash outlays for advertising and promotion and complimentary services to patrons, the amount and timing of which are partially dictated by the policies of competitors. If our operating revenues are insufficient to allow management the flexibility to match the promotions of competitors, the number of our casino patrons may decline, which may have an adverse effect on our financial performance.

Atlantic City. Tropicana Atlantic City competes with 11 other casinos in Atlantic City. It also competes with two large Native American casinos in Connecticut. The Borgata Hotel, Casino and Spa, a joint venture between Boyd Gaming Corporation and MGM Mirage, opened in July 2003, in Atlantic City’s Marina District. The Borgata was the first casino to open in Atlantic City since April 1990, although many of the existing casinos have increased their gaming capacities and a few casino hotels have had major expansions. Other companies have announced a desire to open new casino hotels or expand existing properties in Atlantic City in the future. The Atlantic City market also faces additional future competition from the growing Native American casinos in Connecticut and the possibility of competition from the legalization of slot machines in Pennsylvania and the potential legalization of casino gaming in Delaware, Maryland and New York. In addition, slot machines have been added to race tracks in Delaware and West Virginia.

Las Vegas. Tropicana Las Vegas operates in the intensely competitive Las Vegas market. Several major new casino hotels have opened on the Las Vegas Strip during the last several years, including Aladdin, Bellagio, Mandalay Bay, Venetian and Paris. Announcements have been made for other new developments and construction is proceeding on the new Wynn Resorts casino. In addition, several casino hotels have opened or have been expanded in other parts of Las Vegas or near Las Vegas. We cannot assure you that we will be able to compete successfully with this additional capacity in this active market of mega-casinos.

Laughlin. Ramada Express competes with several other casinos in Laughlin. Ramada Express also competes with casinos outside of Laughlin, including the Mojave tribe’s casino hotel located approximately 8 miles south of Laughlin. The Laughlin market is also affected by the Native American casinos in Arizona and California and additional capacity in Las Vegas and the surrounding area.

Evansville. Casino Aztar Evansville competes primarily with an Indiana riverboat in the Louisville, Kentucky market area that opened in November 1998 and which added a hotel in 2001 and a recently expanded riverboat casino in Metropolis, Illinois. Casino Aztar Evansville also indirectly competes with the Belterra Casino Resort, a hotel and riverboat casino in Switzerland County, Indiana. In addition, Casino Aztar Evansville competes with other Indiana riverboat casinos on the Ohio River in the Cincinnati, Ohio market area and to a lesser extent with riverboat casinos in other Indiana locations, none of which are in its primary 50-mile radius market area. Casino Aztar Evansville also competes with a pari-mutuel racing facility which opened in Evansville in February 2003. Casino Aztar Evansville will face additional future competition from an eleventh Indiana riverboat license, which has been awarded in the West Baden area. This license was originally awarded to Lake Patoka but the U.S. Army Corps of Engineers will not allow a riverboat on the lake. There is also the potential for the legalization of casino gaming in Kentucky.

Caruthersville. Casino Aztar Caruthersville competes primarily with other riverboat casinos in nearby states, including a recently expanded riverboat in Metropolis, Illinois and riverboat casinos in Mississippi that attract residents of Casino Aztar Caruthersville’s secondary Memphis, Tennessee market. Casino Aztar

Caruthersville also competes to a lesser extent with riverboat casinos in other cities in Missouri, none of which are in its primary 60-mile radius market area. Casino Aztar Caruthersville may also face additional future competition from the potential legalization of casino gaming in Arkansas.

We are subject to extensive regulation. Our failure to comply may have a material adverse effect on our operations.

Regulation by gaming authorities. We face extensive state and local regulation on our ownership and operation of gaming facilities. The states and localities in which we conduct gaming operations require us to hold various licenses, qualifications, findings of suitability, registrations, permits and approvals. The various gaming regulatory authorities, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Missouri Gaming Commission and the Indiana Gaming Commission may, among other things, limit, condition, suspend or revoke our gaming authorizations, including our ability to own the securities of any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved. If we are ever precluded from operating one of our gaming facilities, we cannot assure you that we would be able to recover our full investment.

To date, we have obtained all governmental licenses, qualifications, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming facilities. However, there can be no assurance that we can obtain any new licenses, qualifications, findings of suitability, registrations, permits or approvals that may be required in the future or that existing ones will not be suspended or revoked. If we expand any of our current gaming facilities in New Jersey, Nevada, Indiana, or Missouri or into new jurisdictions, we must obtain all additional licenses, qualifications, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success.

For a more complete summary of gaming regulations that affect our business, see “Regulation and Licensing.”

From time to time, legislative and regulatory changes are proposed, and court decisions rendered, that could be adverse to Aztar. On June 18, 1999, the National Gambling Impact Study Commission released a report that could result in federal legislation regulating the gaming industry. In addition, from time to time, investigations are conducted relating to the gaming industry. We are required to report particular cash transactions to the U.S. Department of the Treasury pursuant to the Bank Secrecy Act. Violation of the reporting requirements of the Bank Secrecy Act could result in civil as well as criminal penalties, including fines, imprisonment or both, which in turn could result in the revocation, suspension, imposition of conditions upon or failure to renew the casino license of the affected facility. The States of Nevada and Indiana have adopted regulations similar to the Bank Secrecy Act that require the Nevada and Indiana facilities to document and report specific currency transactions to the Nevada State Gaming Control Board and the Indiana Gaming Commission, respectively, in addition to reporting to the U.S. Department of the Treasury. Violation of these regulations could result in action by Nevada or Indiana authorities to fine or revoke, suspend, impose conditions upon or fail to renew the Nevada or Indiana facilities’ licenses and Aztar’s licensing approval.

Taxation Policies. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have operations that, if enacted, could adversely affect the tax aspects of the gaming industry and Aztar in particular. Legislation of this type may be enacted in the future. The federal government has also previously considered a federal tax on casino revenues and may consider such a tax in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. For example, in June 2002 the legislature in Indiana changed the gaming and admission tax rates for casino operators. Then, in its 2003 legislative session, the Indiana General Assembly imposed a retroactive wagering tax on all riverboat casinos, moving the effective date of the 2002 graduated wagering tax from August 1, 2002 to July 1, 2002. The Indiana Department of Revenue has assessed this retroactive tax on the riverboat casinos, without providing an offset for taxes paid at a higher tax rate during that one-month period. Any material increase in assessed taxes, or the adoption of additional taxes or fees in any of our markets, could have a material adverse effect on our future financial results.

Regulation of our riverboats. The riverboat gaming and support facilities that we operate must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety or requirements of state and local law, including the requirements of state gaming authorities, or both. If any of our riverboat gaming and support facilities fail to meet these requirements, we might be forced to stop operating the casino on it or connected with it. Each of the floating riverboat facilities must hold a Certificate of Inspection or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes, as well as additional requirements mandated by state law or by the gaming regulatory authority with jurisdiction over the facilities. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the cruising vessels and require individual licensing of all personnel involved with the operation of the cruising vessels. Loss of a Certificate of Inspection or American Bureau of Shipping approval or other approval mandated by state law or by the gaming regulatory authority with respect to our riverboat facilities would preclude its use as a floating casino. In addition, U.S. Coast Guard regulations require a hull inspection at a U.S. Coast Guard-approved dry docking facility or an underwater hull survey for all cruising riverboats at five-year intervals and state and local authorities may have additional inspection requirements. The travel to and from such docking facility, as well as the time required for inspections, could be significant. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect our business, financial condition and results of operations.

Adverse economic conditions could have a negative effect on our business.

Gaming industry revenues are sensitive to general economic conditions and are influenced by consumer confidence in the economy and other factors. For instance, our properties use significant amounts of electricity, natural gas and other forms of energy. The recent substantial increases in the cost of electricity in the United States could negatively affect our operating results. The extent of such impact is subject to the magnitude and duration of the energy price increases, but this impact could be material. In addition, energy prices in cities that constitute a significant source of our customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation to our properties, which would negatively impact revenues. Also, a recession or downturn in the general economy, or in a region constituting a significant source of customers for our properties, could result in fewer customers visiting our properties, which would adversely affect our results of operations.

Terrorist activity or threat of such terrorist activity or other natural disasters may negatively impact our business.

Certain catastrophic events such as major fires, floods, storms, earthquakes, hurricanes, tornadoes, tidal waves, civil disorders, riots, biological attacks, war, acts of sabotage or terrorism or other similar events could result in a significant negative impact on our business, financial condition and results of operations. In particular, the casino and hospitality industries can be adversely affected by terrorist activity or the threat, perceived or otherwise, of terrorist activity. Such activity or threat may limit levels of business and personal travel and cause concerns about the safety of high-profile recreational areas, such as Las Vegas. Las Vegas tourism experienced decline in 2002 as a consequence of the September 11, 2001 terrorist acts.

Inclement weather and other conditions could seriously disrupt our business, financial condition and results of operations.

Dockside and riverboat facilities are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance, flood, hurricane or other severe weather. Our riverboats face additional risks from the movement of vessels on waterways. Reduced patronage and the loss of a dockside or riverboat casino from service for any period of time could adversely affect our results of operations.

We are party to various legal proceedings. A negative outcome in these proceedings could have a material adverse effect on our operations.

Aztar is a defendant in two actions originally filed in the United States District Court for the Middle District of Florida, Orlando Division entitled William H. Poulos, On Behalf of Himself and All Others Similarly Situated vs. Caesars World, Inc., et al., and William Ahearn, On Behalf of Himself and All Others Similarly Situated v. Caesars World, Inc., et al. These two Orlando actions were consolidated with an action entitled Larry Schreier, On Behalf of Himself and All Others Similarly Situated vs. Caesars World, Inc., et al., which was commenced in the United States District Court for the District of Nevada, and with the action entitled William H. Poulos, On behalf of Himself and All Others Similarly Situated vs. Ambassador Cruise Lines, Inc., et al. Each of these consolidated cases are identical in all material respects. The complaints allege that the defendants took part in a scheme intended to induce people to play video poker and electronic slot machines based on false beliefs concerning how those machines actually operate as well as the extent to which there is actually an opportunity to win on any given play. The precise nature of Aztar’s role in the alleged fraud and conspiracy to defraud is not discernible from the complaint. On April 9, 2002, the actions were re-assigned to Judge Roger Hunt. By order entered June 26, 2002, the District Court denied the plaintiffs’ motion for class certification and on July 11, 2002, the plaintiffs filed a motion with the Court of Appeals for the Ninth Circuit seeking permission to appeal the order denying class certification. By order dated August 15, 2002, the Ninth Circuit granted permission for the plaintiffs to appeal the order denying class certification. The matter was referred to the Ninth Circuit’s mediation and settlement program and on December 10, 2002, the plaintiffs made a settlement offer. That offer, which would have entailed the payment (in various forms) of hundreds of millions of dollars by the defendants, was rejected by letter dated January 3, 2003. No counter offer was made. On August 10, 2004, the Court of Appeals for the Ninth Circuit affirmed the District Court’s denial of class certification.

On March 30, 2004, we were named as a defendant to an action in the United States District Court, District of New Jersey. The action arises out of the October 30, 2003 collapse of a portion of a parking garage under construction at the Tropicana Atlantic City. The action was brought by Zurich American Insurance Company, which issued a policy of “Completed Value Builders Risk” insurance covering the construction of the garage and related improvements at the Tropicana Atlantic City. The action seeks declaratory relief with respect to certain items of loss for which claims have been made or may be made by us or the general contractor on the project, Keating Building Corporation. Specifically, the action seeks a judicial declaration of the meaning and application of the insurance policy to losses on account of “debris removal,” “mold damage” and “water damage.” Zurich has advanced or paid in excess of $21 million under its policy on account of other claimed losses associated with the collapse and has not contested the validity of its policy or that the collapse was generally an insured event under the policy, but does contest its obligations to pay all or portions of the categories of loss identified in its complaint. We and Keating Building Corporation have agreed to refrain from asserting claims that each may have against the other at this time. Discovery has begun.

On March 10, 2004, we were named as defendants to an action in the Court of Common Pleas in Philadelphia County, Pennsylvania. The plaintiff, Scannicchio’s Restaurant, is located in the vicinity of the garage collapse. The lawsuit purports to be a class action on behalf of Scannicchio’s Restaurant and all neighboring businesses for damages to buildings and loss of profits as a result of the garage collapse. The action seeks compensatory and punitive damages in unspecified amounts for negligence and for private and public nuisance.

On December 29, 2003, we were named, along with various other companies involved in the construction at Tropicana Atlantic City, as a defendant to an action brought by Govathlay Givens in the Superior Court of New Jersey in Atlantic County. The action also arises out of the garage collapse. Between June 15, 2004 and June 24, 2004, twenty-six additional complaints were filed by other plaintiffs for wrongful death for individuals who were killed in the collapse and for compensatory and punitive damages of unspecified amounts in connection with personal injuries suffered in the collapse. The court is handling these cases in a coordinated fashion as the Tropicana Parking Garage Collapse Litigation and has issued a Case Management Order governing various matters concerning complaints, answers and cross-claims, as well as discovery and mediation.

On June 4, 2004, we were named as defendants to an action in the United States District Court, District of New Jersey. The plaintiff, Liberty Mutual Fire Insurance Company, a liability insurer, has interpleaded its policy limits and seeks an order relieving it of further responsibility for the defense and indemnity of various lawsuits against us and others arising out of the October 30, 2003 collapse of the parking garage at the expansion to the Tropicana Casino and Resort in Atlantic City, New Jersey. We have not yet responded to the complaint, and no trial date or other schedule has yet been established by the court.

On July 14, 2004, we were named, along with various other companies involved in the construction at Tropicana Atlantic City, as defendants in two actions in the Superior Court of New Jersey in Atlantic County. The actions arise out of an incident that took place on October 24, 2002, at the construction site of the expansion of the Tropicana Casino and Resort in Atlantic City, New Jersey. The plaintiffs seek compensatory and punitive damages of unspecified amounts in connection with personal injuries. No discovery has taken place. On July 22, 2004, the court consolidated these two cases.

While we believe that plaintiffs’ allegations in the actions set forth above are without merit, and we intend to defend the actions vigorously, we cannot assure you that the plaintiffs will not prevail. A negative outcome in any of the foregoing actions could have a material adverse effect on our business and operating results and could cause us to vary aspects of our operations. Prolonged litigation could be costly, divert management attention or result in increased costs of doing business.

The Indiana Tax Court has recently ruled against Aztar in our challenge to an assessment for additional Indiana state income tax. We had challenged the Indiana Department of Revenue’s position that gaming taxes paid to the state based on casino revenues are not deductible for Indiana income tax purposes. Aztar estimates that it will be obligated to pay approximately $17.3 million to cover assessments of taxes and interest from 1996 through the end of the first quarter of 2004. This amount would then be deductible for federal income tax purposes, resulting in a net effect of approximately $11.3 million, which has been recorded as an increase to income taxes payable and expense in the first quarter of 2004. We have asked the Indiana Supreme Court to review the ruling but there is no assurance that our request will be accepted. An unsuccessful appeal and/or any additional adverse tax rulings could have an adverse effect on our future financial results.

We are subject to various environmental regulations. Our failure to comply may have a material adverse effect on our operations.

We are subject to federal, state and local environmental, safety and health laws, regulations and ordinances that apply to gaming and non-gaming businesses generally, including among others:

•	the Clean Air Act;

•	the Clean Water Act;

•	the Occupational Safety and Health Act; and

•	the Comprehensive Environmental Response, Compensation, and Liability Act.

We have not made, and do not anticipate making, any material expenditures with respect to environmental, safety and health laws, regulations and ordinances. However, the insurance coverage and attendant compliance costs associated with these laws, regulations and ordinances may result in future additional costs to our operations. For example, in 1990, the U.S. Congress enacted the Oil Pollution Act to establish a comprehensive federal oil spill response and liability framework. Pursuant to the Oil Pollution Act, the Department of Transportation implemented regulations requiring owners and operators of specific vessels, including Aztar, to establish and maintain through the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liability under both the Oil Pollution Act and the Comprehensive Environmental Response, Compensation, and Liability Act for discharges or threatened discharges of oil or hazardous substances. This requirement may be satisfied by either proof of adequate insurance, including self-insurance, or the posting of a surety bond or guaranty. Some of our properties currently have or had underground fuel storage tanks and construction materials containing asbestos.

We extend credit to our customers and our inability to collect gaming debts may have a material adverse effect on our results of operations.

We conduct our gaming activities on a credit as well as a cash basis, except in Missouri, which prohibits gaming on a credit basis. Table games players are typically extended more credit than slot players, and high-stakes players are typically extended more credit than patrons who tend to wager lower amounts. Our credit policy varies from facility to facility based upon the various types of customers at each facility and regulatory requirements in each jurisdiction. In general, credit is extended to new credit customers after verification of certain banking information and evaluation of the customer’s credit history from other casinos, the customer’s income and net worth, and traditional consumer credit reports. Additional credit may be extended to existing credit customers after evaluating the above factors plus the player’s prior gaming and credit history with our casino. Gaming debts are legally enforceable under the current laws of Indiana, New Jersey and Nevada; however, it is not clear that all other states or that foreign countries will honor these policies. At January 1, 2004, receivables due from non-United States customers were 11% of our accounts receivable before the allowance for doubtful accounts. We have made provisions for estimated uncollectible gaming receivables in order to reduce gaming receivables to amounts deemed to be collectible. However, our inability to collect gaming receivables could have a material adverse effect on our results of operations.

THE EXCHANGE OFFER

Purpose and Effect

We sold the unregistered notes on June 2, 2004. In connection with that placement, we entered into the exchange and registration rights agreement dated June 2, 2004, with the initial purchasers of the unregistered notes which requires us to file a registration statement under the Securities Act with respect to the registered notes. This prospectus is the prospectus contained in the registration statement we have filed in order to satisfy that obligation. Upon the effectiveness of the registration statement, we are required to offer to the holders of the unregistered notes the opportunity to exchange their unregistered notes for a like principal amount of registered notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act.

The exchange and registration rights agreement further provides that we must use our commercially reasonably efforts to:

•	cause the registration statement with respect to the exchange offer to become effective under the Securities Act by November 29, 2004; and

•	complete the exchange offer by January 13, 2005.

Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the unregistered notes will terminate. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. As a result of the timely filing and the effectiveness of the registration statement, Aztar will not have to pay specified additional interest on the unregistered notes provided in the exchange and registration rights agreement. Following the completion of the exchange offer, holders of unregistered notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those unregistered notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the unregistered notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the registered notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the notes, whether or not that person is the registered holder of the unregistered notes;

•	the holder is not engaging in and does not intend to engage in a distribution of the registered notes;

•	the holder does not have an arrangement or understanding with any person to participate in a distribution of the registered notes; and

•	the holder is not our “affiliate,” as defined under Rule 405 promulgated under the Securities Act.

Under some circumstances specified in the exchange and registration rights agreement, Aztar may be required to file a “shelf” registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the unregistered notes.

Based on an interpretation by the Commission’s staff set forth in no-action letters issued to third parties unrelated to Aztar, Aztar believes that, with the exceptions set forth below, registered notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders of the registered notes without compliance with the registration and prospectus delivery provisions of the Securities Act; unless the holder:

•	is an “affiliate” of Aztar within the meaning of Rule 405 promulgated under the Securities Act;

•	is a broker-dealer who purchased unregistered notes directly from Aztar for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

•	acquired the registered notes in the exchange offer other than in the ordinary course of the holder’s business; or

•	has an arrangement or understanding with any person to engage in the distribution of the registered notes.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes cannot rely on this interpretation by the Commission’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where the unregistered notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.” Broker-dealers who acquired unregistered notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the unregistered notes.

We are not aware of any jurisdiction in which the making of the exchange offer or the tender of unregistered notes in connection with the exchange offer would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with any laws, we will make a good faith effort to comply with those laws or seek to have those laws declared inapplicable to the exchange offer. If, after such good faith effort, we cannot comply with any of those laws, the exchange offer will not be made to the holders residing in that jurisdiction.

Consequences of Failure to Exchange

Following the completion of the exchange offer (except as set forth under “—Purpose and Effect” above), holders of unregistered notes not tendered will not have any further registration rights and those unregistered notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder’s unregistered notes could be adversely affected upon completion of the exchange offer if the holder does not participate in the exchange offer. See “Risk Factors—Risks Related to the Notes—Your failure to tender your unregistered notes in the exchange offer could limit the trading market and trading value of your unregistered notes.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, Aztar will accept any and all unregistered notes validly tendered and not withdrawn prior to the expiration date, or another date and time to which Aztar extends the offer. Aztar will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding unregistered notes accepted in the exchange offer. Holders may tender some or all of their unregistered notes pursuant to the exchange offer. However, unregistered notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the registered notes are substantially the same as the form and terms of the unregistered notes except that the registered notes have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will evidence the same debt as the unregistered notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the unregistered notes were issued.

As of the date of this prospectus, unregistered notes representing $300 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus is being sent to that registered holder and to others believed to have beneficial interests in the unregistered notes. Aztar intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

Aztar will be deemed to have accepted validly tendered unregistered notes when, as, and if it has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from Aztar. If any tendered unregistered notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any of these unaccepted unregistered notes will be returned, without expense, to the tendering holder of those unregistered notes as promptly as practicable after the expiration date, unless the exchange offer is extended.

Holders who tender unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of unregistered notes in the exchange offer. We will pay all charges and expenses, other than some applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date will be 5:00 p.m., New York City time, on October 8, 2004, unless Aztar, in its sole discretion, extends the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Aztar reserves the right, in its sole discretion:

•	to delay accepting any unregistered notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to Exchange Offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

In order to keep the registration statement effective for the period required by the exchange and registration rights agreement, we may file post-effective amendments to the registration statement.

Procedures for Tendering

A holder who wishes to tender unregistered notes in the exchange offer must transmit to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the unregistered notes into the exchange agent’s account at DTC under the procedure for book-entry transfers described below along with a properly transmitted agent’s message, on or before the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the condition set forth in this prospectus. To receive confirmation of valid tender of unregistered notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

Any tender of unregistered notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus. Only a registered holder of unregistered notes may tender the unregistered notes in the exchange offer. If you wish to tender unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of unregistered notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of unregistered notes not properly tendered or unregistered notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular unregistered notes. However, to the extent we waive any conditions of tender with respect to one tender of unregistered notes, we will waive that condition for all tenders as well. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability or failure to give you notification of defects or irregularities with respect to tenders of your unregistered notes.

In addition, we reserve the right in our sole discretion to purchase or make offers for any unregistered notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

By tendering, each holder will represent to us that, among other things:

•	the registered notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving these registered notes, whether or not that person is the registered holder;

•	the holder is not engaging in and does not intend to engage in a distribution of the registered notes;

•	the holder does not have any arrangement or understanding with any person to participate in the distribution of the registered notes; and

•	the holder is not an “affiliate,” as defined under Rule 405 of the Securities Act, of Aztar.

Under existing interpretations of the staff of the SEC contained in several no action letters to unrelated third parties, the registered notes would in general be freely transferable by their holders after the exchange offer without further registration under the Securities Act. However, any purchaser of unregistered notes who is our “affiliate,” or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the registered notes to be acquired in the exchange offer:

•	may not rely on the applicable interpretations of the staff of the SEC;

•	is not entitled and will not be permitted to tender unregistered notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the registered notes. If the holder is a broker-dealer that will receive registered notes for its own account in exchange for notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. Any broker-dealer that acquired unregistered notes directly from us may not rely on the applicable interpretations of the staff of the SEC, may not participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the unregistered notes.

Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where those unregistered notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.”

Book-Entry Transfer

Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all unregistered notes properly tendered and will issue the registered notes promptly after acceptance of the unregistered notes.

For purposes of the exchange offer, we will be deemed to have accepted properly tendered unregistered notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each initial note accepted for exchange, you will receive an exchange note having a principal amount equal to that of the surrendered initial note.

In all cases, we will issue registered notes for unregistered notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	timely confirmation of book-entry transfer of your unregistered notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

If we do not accept any tendered unregistered notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged unregistered notes to your account maintained with DTC.

Withdrawal Rights

You may withdraw your tender of unregistered notes at any time before the exchange offer expires.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile notice of withdrawal at its address listed below under “—Exchange Agent.” A facsimile transmission notice of withdrawal that is received prior to receipt of a tender of unregistered notes sent by mail and postmarked prior to the date of the facsimile transmission of withdrawal will be treated as a withdrawn tender. The notice of withdrawal must identify the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. The unregistered notes will be credited to an account maintained with DTC for the unregistered notes. You may retender properly withdrawn unregistered notes by following one of the procedures described under “—Procedures for Tendering” at any time on or before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue registered notes in exchange for, any unregistered notes and may terminate or amend the exchange offer if, at any time before the acceptance of those unregistered notes for exchange or the exchange of the registered notes for those unregistered notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights and each of these rights will be an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any unregistered notes tendered, and no registered notes will be issued in exchange for those unregistered notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any of those events, we will use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

You should direct any questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance Department

BY FACSIMILE:

(ELIGIBLE INSTITUTIONS ONLY)

(651) 495-8158

FOR INFORMATION OR

CONFIRMATION BY TELEPHONE:

(800) 934-6802

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their unregistered notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register registered notes in the name of, or request that unregistered notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those unregistered notes.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the exchange of the registered notes for unregistered notes. We will amortize expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange unregistered notes in like principal amount, which will be canceled. Accordingly, there will not be any increase in our outstanding indebtedness.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total consolidated capitalization as of July 1, 2004. You should read this information in conjunction with our consolidated financial statements and accompanying notes thereto incorporated by reference into this prospectus.

July 1, 2004
(in thousands)
Cash and cash equivalents	$50,014

Long-term debt (including current portion):
Revolver (1)	$44,750
Term Loan (1)	47,500
Tropicana Enterprises Loan (1)	38,769
8 7/8% Senior Subordinated Notes due 2007 (2)	42,680
9% Senior Subordinated Notes due 2011	175,000
7 7/8% Senior Subordinated Notes due 2014	300,000
Obligations under capital leases	130

Total long-term debt	648,829
Series B convertible preferred stock	5,056
Shareholders’ equity	550,016

Total capitalization	$1,203,901

(1)	On July 22, 2004, we entered into a new senior secured credit facility with a group of lenders which provides for a revolving credit facility of up to $550,000 and a term loan facility of $125,000. The proceeds of the new senior secured credit facility were used to pay off our existing revolving credit facility, term loan and the Tropicana Enterprises Loan. See “Description of Material Indebtedness.”
(2)	On July 7, 2004, we redeemed the remaining principal amount of the 8 7/8% Senior Subordinated Notes due 2007 at 102.958% of the principal amount plus accrued interest primarily with borrowings under our revolving credit facility. We also expensed the remaining unamortized debt issuance costs of $489.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the five fiscal years in the period ended January 1, 2004 and for the fiscal six month periods ended July 3, 2003 and July 1, 2004 are set forth in the table below. All references to our fiscal year refer to the 52 or 53 weeks ended on the Thursday nearest to December 31.

	Fiscal Year Ended										Six Months Ended
	1999		2000		2001		2002		2003		July 3, 2003		July 1, 2004
Ratio of earnings to fixed charges	1.19	x	2.45	x	2.90	x	2.94	x	2.72	x	3.14	x	2.42	x

For purposes of determining the ratio of earnings to fixed charges, the term “earnings” is the amount resulting from adding (a) pre-tax income from continuing operations, (b) fixed charges, less the amount of interest capitalized and (c) amortization of capitalized interest. The term “fixed charges” is the amount resulting from adding (a) interest expense, (b) the portion of operating lease rental expense considered to be representative of the interest factor, and (c) capitalized interest.

REGULATION AND LICENSING

General

Regulatory aspects of the gaming business are pervasive in nature and the following description should not be construed as a complete summary of all the regulatory requirements faced by Aztar. Gaming authorizations, once obtained, can be suspended or revoked for a variety of reasons. If Aztar is ever precluded from operating one of its gaming facilities, it would, to the extent permitted by law, seek to recover its investment by sale of the property affected, but Aztar cannot guarantee that it would recover its full investment.

From time to time, legislative and regulatory changes are proposed, and court decisions rendered, that could be adverse to Aztar. On June 18, 1999, the National Gambling Impact Study Commission released a report that could result in federal legislation regulating the gaming industry. In addition, from time to time, investigations are conducted relating to the gaming industry. We are required to report particular cash transactions to the U.S. Department of the Treasury pursuant to the Bank Secrecy Act. Violation of the reporting requirements of the Bank Secrecy Act could result in civil as well as criminal penalties, including fines, imprisonment or both, which in turn could result in the revocation, suspension, imposition of conditions upon or failure to renew the casino license of the affected facility. The States of Nevada and Indiana have adopted regulations similar to the Bank Secrecy Act that require the Nevada and Indiana facilities to document and report specific currency transactions to the Nevada State Gaming Control Board and the Indiana Gaming Commission, respectively in addition to reporting to the U.S. Department of the Treasury. Violation of these regulations could result in action by Nevada or Indiana authorities to fine or revoke, suspend, impose conditions upon or fail to renew the Nevada or Indiana facilities’ licenses and our licensing approval. Except to the extent of a violation as noted above, these reporting requirements are not expected to have any adverse effects on our casino operations.

Nevada

The ownership and operation of casino gaming facilities in Nevada are subject to (a) the Nevada Gaming Control Act and the regulations promulgated under that Act, referred to collectively as the “Nevada Act” and (b) various local regulations. The gaming operations of the Tropicana Las Vegas and Ramada Express are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”) and the Clark County Liquor and Gaming Licensing Board (the “Clark County Board”). Each of the Nevada Commission, Nevada Board and Clark County Board are collectively referred to as the “Nevada Gaming Authorities”.

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•	the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices; and

•	the provision of a source of state and local revenues through taxation and licensing fees.

Change in these or other laws, regulations and procedures that apply to Aztar could have an adverse effect on Aztar.

Hotel Ramada of Nevada is Aztar’s wholly-owned subsidiary which operates the casino at Tropicana Las Vegas. Ramada Express, Inc. is Aztar’s wholly-owned subsidiary which operates the Ramada Express casino in

Laughlin. Hotel Ramada of Nevada and Ramada Express are both required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. Aztar is registered by the Nevada Commission as a publicly traded corporation (“Registered Corporation”) and is therefore required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, Hotel Ramada of Nevada or Ramada Express without first obtaining licenses and approvals from the Nevada Gaming Authorities. Aztar, Hotel Ramada of Nevada, and Ramada Express have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Aztar, Hotel Ramada of Nevada or Ramada Express in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and some key employees of Hotel Ramada of Nevada and Ramada Express must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Some officers, directors and key employees of Aztar who are actively and directly involved in gaming activities of Hotel Ramada of Nevada and Ramada Express may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability, or the gaming licensee by whom the applicant is employed or for whom the applicant serves, must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Aztar, Hotel Ramada of Nevada or Ramada Express, the companies involved would have to sever all relationships with this person. In addition, the Nevada Commission may require Aztar, Hotel Ramada of Nevada or Ramada Express to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

Aztar, Hotel Ramada of Nevada and Ramada Express are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Hotel Ramada of Nevada and Ramada Express must be reported to, or approved by, the Nevada Commission.

If it were determined that the Nevada Act was violated by Hotel Ramada of Nevada or Ramada Express, the gaming licenses held by Hotel Ramada of Nevada or Ramada Express could be limited, conditioned, suspended or revoked, subject to compliance with particular statutory and regulatory procedures. In addition, Hotel Ramada of Nevada, Ramada Express, Aztar and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Aztar’s Nevada gaming properties and, under some circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of Aztar’s Nevada gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Aztar.

Any beneficial holder of Aztar’s voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of Aztar’s voting securities determined if the Nevada Commission has reason to believe that this ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting this investigation.

The Nevada Act requires any person who acquires more than 5% of any class of Aztar’s voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of any class of Aztar’s voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the chairman of the Nevada Board mails the written notice requiring this filing. Under some circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of Aztar’s voting securities may apply to the Nevada Commission for a waiver of the finding of suitability if this institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of Aztar, any change in Aztar’s corporate charter, bylaws, management, policies or operations of Aztar, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding Aztar’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

•	other activities as the Nevada Commission may determine to be consistent with this investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Under the Nevada Act and in certain circumstances, an “institutional investor” as defined in the Nevada Act, which intends to acquire not more than 15% of any class of nonvoting securities of a privately-held corporation, limited partnership or limited liability company that is also a registered holding or intermediary company or the holder of a gaming license, may apply to the Nevada Commission for a waiver of the usual prior licensing or finding of suitability requirement if such institutional investor holds such nonvoting securities for investment purposes only. An institutional investor shall not be deemed to hold nonvoting securities for investment purposes unless the nonvoting securities were acquired and are held in the ordinary course of business as an institutional investor, do not give the institutional investor management authority, and do not, directly or indirectly, allow the institutional investor to vote for the election or appointment of members of the board of directors, a general partner or manager, cause any change in the articles of organization, operating agreement, other organic document, management, policies or operations, or cause any other action that the Nevada Commission finds to be inconsistent with holding nonvoting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding nonvoting securities for investment purposes only include: (i) nominating any candidate for election or appointment to the entity’s board of directors or equivalent in connection with a debt restructuring; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in the entity’s management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of nonvoting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond the period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Aztar is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Aztar, Hotel Ramada of Nevada or Ramada Express, Aztar:

•	pays that person any dividend or interest upon its voting securities;

•	allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pays remuneration in any form to that person for services rendered or otherwise; or

•	fails to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities for cash at fair market value.

Additionally, the Clark County Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

The Nevada Commission may, in its discretion, require the holder of any debt security, including the notes, of a Registered Corporation, including Aztar, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own the debt security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by such unsuitable person in connection with the securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Aztar is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Aztar is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require Aztar’s stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed this requirement on Aztar.

Aztar may not make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for these purposes. This approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

On May 22, 2003, the Nevada Commission granted Aztar prior approval to make public offerings for a period of two years subject to some conditions (the “Shelf Approval”). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the chairman of the Nevada Board. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The exchange offer will constitute a public offering of securities that will be made pursuant to such Shelf Approval.

Changes in control of Aztar through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in some circumstances, required from the Nevada Commission before Aztar can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by Aztar’s board of directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purposes of acquiring control of the Registered Corporation.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee’s respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

•	a percentage of the gross revenues received;

•	the number of gaming devices operated; or

•	the number of table games operated.

An excise tax is also paid by Hotel Ramada of Nevada and Ramada Express on charges for admission to any facility where certain forms of live entertainment are provided.

Any person who is licensed, required to be licensed, registered, required to be registered or is under common control with these persons (a “Licensee”, or collectively, “Licensees”), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in this foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with specific reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in any activity or enter into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada, engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees, or employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability, or who has been found guilty of cheating at gambling.

The sale of alcoholic beverages by Hotel Ramada of Nevada and Ramada Express is subject to licensing, control and regulation by the Clark County Board. All licenses are revocable and are not transferable. The Clark

County Board has full power to limit, condition, suspend or revoke any license, and any disciplinary action could (and revocation would) have a material adverse effect upon the operations of Aztar, Hotel Ramada of Nevada or Ramada Express.

Regulation and Licensing—New Jersey

The ownership and operation of casino hotel facilities and gaming activities in Atlantic City, New Jersey, are subject to extensive state regulation under the New Jersey Casino Control Act, referred to as the “New Jersey Act,” and the regulations of the New Jersey Casino Control Commission, referred to as the “New Jersey Commission.”

The New Jersey Act and regulations concern primarily the financial stability and character of casino licensees, their intermediary and holding companies, their employees, their security holders and others financially interested in casino operations, the nature of hotel and casino facilities and a wide range of gaming and non-gaming related operations. The New Jersey Act and regulations include detailed provisions concerning, among other things:

•	financial and accounting practices used in connection with casino operations;

•	residence and equal employment opportunities for employees of casino operators, contractors and other vendors for casino facilities and others;

•	rules of games, levels of supervision of games and methods of selling and redeeming chips;

•	manner of granting credit, duration of credit and enforceability of gaming debts;

•	manufacture, distribution and sale of gaming equipment;

•	security standards;

•	management control procedures;

•	accounting and cash control methods;

•	reports to gaming authorities;

•	advertising of casinos; and

•	standards for entertainment and distribution of alcoholic beverages in casinos.

The New Jersey Act also established the New Jersey Division of Gaming Enforcement, referred to as the “New Jersey Division,” to investigate all license applications, enforce the provisions of the New Jersey Act and attendant regulations and prosecute all proceedings for violations of the New Jersey Act and regulations before the New Jersey Commission. The New Jersey Division also conducts audits and continuing reviews of all casino operations.

Adamar of New Jersey, Inc., a wholly-owned subsidiary of Aztar, has been licensed (subject to quadrennial renewal) by the New Jersey Commission to operate Tropicana Atlantic City. In November 1982, the New Jersey Commission granted a plenary license to Adamar of New Jersey, Inc. In November 2003, the license was renewed for a period of four years, subject to the condition that Adamar of New Jersey, Inc. and Aztar provide the New Jersey Commission and the New Jersey Division with revised financial forecasts for the first two years of the license term by February 10, 2004. The revised financial forecasts were required to supplement previously filed financial forecasts to reflect a revised projected opening date for the expansion of the Tropicana Atlantic City which was delayed as a result of an accident which occurred on October 30, 2003 at the site of the construction of the parking-garage component of the expansion. The revised financial forecasts have been submitted in accordance with the license condition and the New Jersey Commission will determine whether there is any impact on the financial stability of Adamar of New Jersey, Inc. and Aztar in view of those revised forecasts. In making that determination, the New Jersey Commission may schedule a hearing to assess continuing financial stability.

Aztar and Ramada New Jersey Holdings Corporation, another of Aztar’s New Jersey gaming subsidiaries, have been approved as qualified holding companies for Adamar of New Jersey, Inc.’s casino license. Officers and directors of Aztar, Ramada New Jersey Holdings Corporation and Adamar of New Jersey, Inc. and employees who work at casino hotel facilities operated by Adamar of New Jersey, Inc. also have been or must be qualified, licensed or registered. In addition, all contracts affecting the facilities are subject to approval, and all enterprises that conduct business with Adamar of New Jersey, Inc. must register with the New Jersey Commission and those enterprises that conduct gaming related businesses or that conduct business on a regular and continuing basis, as defined by the regulations under the New Jersey Act, must be licensed by the New Jersey Commission.

The New Jersey Commission has broad discretion regarding the issuance, renewal, revocation and suspension of casino licenses. Casino licenses are not transferable. A casino hotel facility must also continually satisfy specific requirements concerning, among other things, the number of qualifying sleeping units and the relationship between the number of qualifying sleeping units and the square footage of casino space. Aztar believes that Tropicana Atlantic City continues to meet these requirements.

The New Jersey Act further provides that each person who directly or indirectly holds any beneficial interest or ownership of the securities issued by a casino licensee or any of its intermediary or holding companies, those persons who, in the opinion of the New Jersey Commission, have the ability to control the casino licensee or its intermediary or holding companies or elect a majority of the board of directors of said companies, other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business, and lenders and underwriters of said companies may be required to seek qualification from the New Jersey Commission. However, because Aztar is a publicly traded holding company, in accordance with the provisions of the New Jersey Act, a waiver of qualification may be granted by the New Jersey Commission, with the concurrence of the director of the New Jersey Division, if it is determined that said persons or entities are not significantly involved in the activities of Adamar of New Jersey, Inc. and, in the case of security holders, do not have the ability to control Aztar or elect one or more of its directors. There exists a rebuttable presumption that any person holding 5% or more of the equity securities of a casino licensee’s intermediary or holding company or a person having the ability to elect one or more of the directors of such a company has the ability to control the company and thus must obtain qualification from the New Jersey Commission.

Notwithstanding this presumption of control, the New Jersey Act provides for a waiver of qualification for passive “institutional investors,” as defined by the New Jersey Act, if the institutional investor purchased the securities for investment purposes only and where the securities constitute:

•	less than 10% of the equity securities of a casino licensee’s holding or intermediary company; or

•	debt securities of a casino licensee’s holding or intermediary company representing a percentage of the outstanding debt of the company not exceeding 20% or a percentage of any issue of the outstanding debt of the company not exceeding 50%.

The waiver of qualification is subject to some conditions including, upon request of the New Jersey Commission, filing a certified statement that the institutional investor has no intention of influencing or affecting the affairs of the issuer. A waiver of qualification may also be granted to institutional investors holding a higher percentage of securities of a casino licensee’s holding or intermediary company upon a showing of good cause.

If the institutional investor is granted a waiver and subsequently determines to influence or affect the affairs of the issuer, it must provide not less than 30 days notice of this intent and file with the New Jersey Commission an application for qualification before taking any action which may influence or affect the affairs of the issuer, except that an institutional investor holding voting securities will be permitted to vote on matters put to the vote of the holders of outstanding voting securities. If an institutional investor that has been granted a waiver subsequently changes its investment intent, or if the New Jersey Commission finds reasonable cause to believe that the institutional investor may be found unqualified, no action other than divestiture will be taken by the investor with respect to the security holdings until the investor complies with the provisions of the New Jersey Act concerning Interim Casino Authorization. The provisions of the New Jersey Act concerning Interim Casino Authorization provide that whenever a security holder of either equity or debt is required to qualify pursuant to the New Jersey Act, the security holder will, within 30 days after the New Jersey Commission determines that qualification is required or declines to waive qualification,

•	file a completed application for qualification, along with an executed and approved Trust Agreement, wherein all securities of the holding or intermediary company held by that security holder are placed in trust pending qualification, or

•	file a notice of intent to divest itself of the securities as the New Jersey Commission may require so as to remove the need for qualification, which securities must be divested within 120 days from the date the determination was made.

The New Jersey Act further requires that corporate licensees and their subsidiaries, intermediaries and holding companies adopt specific provisions in their certificates of incorporation that require some remedial action in the event that an individual owner of any security of such company is found disqualified under the New Jersey Act. The required certificate of incorporation provisions vary depending on whether the stock of the company subject to the requirements of the New Jersey Act is publicly or privately traded. Pursuant to the New Jersey Act, the certificate of incorporation of a publicly held company must provide that any securities of the corporation are held subject to the condition that if a holder is found to be disqualified by the New Jersey Commission pursuant to the New Jersey Act the holder will dispose of his interest in the company. The certificate of incorporation of a privately held company must create the absolute right of the company to repurchase at the market price or purchase price, whichever is the lesser, any security, share or other interest in the company in the event the New Jersey Commission disapproves a transfer in accordance with the provisions of the New Jersey Act.

Aztar is a publicly held company and, accordingly, a provision has been placed in its restated certificate of incorporation which provides that a holder of its securities must dispose of the securities if the holder is found disqualified under the New Jersey Act. In addition, Aztar’s restated certificate of incorporation provides that it may redeem the stock of any holder found to be disqualified.

If, at any time, it is determined that Adamar of New Jersey, Inc. has violated the New Jersey Act or regulations, or if any security holder of Aztar, Adamar of New Jersey, Inc. or Ramada New Jersey Holdings Corporation who is required to be qualified under the New Jersey Act is found disqualified but does not dispose of the securities, Adamar of New Jersey, Inc. could be subject to fines or its license could be suspended or revoked. If Adamar of New Jersey, Inc.’s license is revoked, the New Jersey Commission could appoint a conservator to operate and to dispose of any casino hotel facilities of Adamar of New Jersey, Inc. Net proceeds of a sale by a conservator and net profits of operations by a conservator (at least up to an amount equal to a fair return on Adamar of New Jersey, Inc.’s investment which is reasonable for casinos or hotels) would be paid to Adamar of New Jersey, Inc.

In addition to compliance with the New Jersey Act and regulations relating to gaming, any facility built in Atlantic City by Adamar of New Jersey, Inc. or any other subsidiary of Aztar must comply with the New Jersey and Atlantic City laws and regulations relating to, among other things, the Coastal Area Facilities Review Act, construction of buildings, environmental considerations, operation of hotels and the sale of alcoholic beverages.

The New Jersey Commission is authorized to establish fees for the issuance or renewal of casino licenses. Yearly casino hotel alcoholic beverage license fees are payable for each facility in any of five specified categories in any licensed casino hotel. There is also an annual license fee on each slot machine. The New Jersey Commission is also authorized by regulation to establish annual fees for the issuance and renewal of licenses other than casino licenses.

The New Jersey Act imposes an annual tax of eight percent on gross revenues (as defined in the New Jersey Act). In addition, casino licensees are required to invest one and one-quarter percent of gross casino revenues for the purchase of bonds to be issued by the Casino Reinvestment Development Authority or make other approved investments equal to that amount; in the event the investment requirement is not met, the casino licensee is subject to a tax in the amount of two and one-half percent on gross revenues.

Regulation and Licensing—Missouri

On November 3, 1992, a statewide referendum authorized gaming in the State of Missouri on the Missouri and the Mississippi Rivers. Local approval from the home dock municipality, as required by the legislation, was also obtained from the City of Caruthersville in the November 3, 1992 election. On April 29, 1993, Missouri enacted revised legislation (as amended, the “Missouri Gaming Law”) which amended the existing legislation. The Missouri Gaming Law established the Missouri Gaming Commission, which is responsible for the licensing and regulation, and enforcement with respect to some aspects, of riverboat gaming in Missouri and has the discretion to approve license applications for riverboat gaming facilities as well as employees and key persons associated with the facilities. In July 1993, Aztar was chosen by the City of Caruthersville as the preferred applicant to develop a gaming facility, and on September 20, 1993, Aztar’s subsidiary, Aztar Missouri Gaming Corporation, predecessor in interest to the current licensee, Aztar Missouri Riverboat Gaming Company, L.L.C. (“Aztar Missouri”), filed its initial application with the Missouri Gaming Commission. The Missouri Gaming Commission conducted a formal investigation of Aztar Missouri’s application and granted an owner/operator gaming license to Aztar Missouri on April 26, 1995.

In a decision handed down on January 25, 1994, the Missouri Supreme Court held that games of chance were prohibited under the Missouri constitution. On April 5, 1994, Missouri voters narrowly defeated the adoption of a constitutional amendment that would have excepted excursion boats and floating facilities from the constitutional prohibition on lotteries. Local voters did re-approve gaming in the City of Caruthersville in the April 5, 1994 election. Following the April 5, 1994 election, the Missouri legislature amended the existing Missouri Gaming Law to clarify some definitions and to resolve some constitutional questions raised in the Missouri Supreme Court decision. Pursuant to the Missouri Gaming Law, there are eleven operating riverboat gaming facility sites in Missouri: one in Caruthersville; one in Boonville; three in the St. Louis area; four in the Kansas City area; one in La Grange; and one in St. Joseph.

In a statewide election held on November 8, 1994, Missouri voters approved the adoption of an amendment to the Missouri Constitution which permits the legislature to allow games of chance to be conducted on excursion boats and floating facilities on the Mississippi River and the Missouri River. As a result of the amendment, full-scale gaming, subject to Missouri Gaming Law, is now available in Missouri.

Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may possibly bring similar challenges in the future. On November 25, 1997, the Missouri Supreme Court overturned a state lower court and held that a portion of the Missouri Gaming Law that authorized excursion gaming facilities in “artificial basins” up to 1,000 feet from the Mississippi or Missouri rivers was unconstitutional. This ruling created uncertainty as to the legal status of several excursion gaming riverboat facilities in the state; however, as Aztar Missouri’s facilities were fully on the Mississippi River, they did not appear to be affected. On November 3, 1998, a statewide referendum was held, whereby the voters amended the constitution to allow “artificial basins” for existing facilities, effectively overturning the above Missouri Supreme Court decision. There can be no assurances that any future challenges, if brought, would not further interfere with full-scale gaming operations in Missouri, including the operations of Aztar Missouri.

Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. Aztar, Aztar Missouri, any subsidiaries, and some of their officers and employees are and will be subject to specific regulations, including licensing requirements. As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application. Aztar Missouri has frequently updated its application materials since it was initially licensed. In addition to the information required of the applicant, directors, officers and other defined “key persons” (which include individuals designated by the Missouri Gaming Commission) must submit Personal Disclosure Forms, which include detailed personal financial information, and are subject to thorough investigations. In addition, some officers and directors of Aztar, as well as Aztar itself, have submitted Personal Disclosure Forms and applications to the Missouri Gaming Commission. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission.

The operators’ licenses (or “Class A” gaming licenses) are issued through application to the Missouri Gaming Commission, which requires, among other things:

•	investigations into an applicant’s character, financial responsibility and experience qualifications and

•	that applicants furnish:

•	financial information, referenced above;

•	detailed information about the applicant’s history, business, affiliations, officers, directors and owners;

•	an affirmative action plan for the hiring and training of minorities and women; and

•	an economic development or impact report.

License fees are a minimum of $50,000 for the initial application and $25,000 annually thereafter. Aztar Missouri has undergone a full relicensing investigation and hearing in connection with its licensing in 2003. Aztar Missouri’s gaming license was renewed on April 29, 2003 and expires on April 25, 2005.

The Missouri Gaming Law regulations impose restrictions on the use and transfer of the gaming licenses as well as limitations on transactions engaged in by licensees. The licenses issued by the Missouri Gaming Commission may not be transferred nor pledged as collateral. The Missouri Gaming Law regulations bar a licensee from taking any of the following actions without prior notice to, and approval by, the Missouri Gaming Commission:

•	any transfer or issuance of an ownership interest of five percent or more of the issued and outstanding ownership interest;

•	any private incurrence of debt by the licensee or any holding company of $1,000,000 or more;

•	any public issuance of debt by a licensee or its holding company; and

•	defined “significant related party transactions.”

In addition, the licensee must notify the Missouri Gaming Commission of other transactions, including the transfer of five percent or more of an ownership interest in the licensee or holding company if publicly held and any transaction of at least $1,000,000. The restrictions on transfer of ownership apply to Aztar as well as the direct licensee, Aztar Missouri. Gaming equipment and corporate stock of some licensees may not be pledged except in narrow circumstances and subject to some regulatory conditions.

Missouri statutes and administrative rules contain detailed requirements concerning the operation of a licensed excursion gaming boat facility, including:

•	a charge of two dollars per gaming customer per excursion, as discussed below, that licensees must pay to the Missouri Gaming Commission;

•	requirements regarding minimum payouts;

•	a 20% tax on adjusted gross receipts;

•	prohibitions against providing credit to gaming customers, except for the use of credit cards and cashing checks; and

•	a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff, including Missouri Highway Patrol Officers, necessary to protect the public on the licensee’s riverboat.

Licensees also must submit monthly, quarterly and annual reports of financial and statistical data and quarterly and annual audited financial information and compliance reports to the Missouri Gaming Commission and pay the associated auditing fees. Other areas of operation which are subject to regulation under the Missouri rules are the color, denomination and handling of chips and tokens; the surveillance methods and computer monitoring of electronic games; accounting and audit methods and procedures; and approval of an extensive internal control system. The Missouri Gaming Commission requires comprehensive safety inspections and compliance with local and federal safety requirements. Liquor licenses are issued and regulated by the Missouri Gaming Commission. The Missouri rules also require that all of an operator’s purchases must be from suppliers licensed by the Missouri Gaming Commission or another entity approved by the Commission.

The Missouri Gaming Commission has the power, as well as broad discretion in exercising this power, to revoke or suspend gaming or occupational licenses and impose other penalties for violations of the Missouri Gaming Law and the rules and regulations promulgated thereunder, including without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times a licensee’s highest daily gross receipts during the preceding twelve months.

Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose space limitations through the adoption of rules and regulations. In addition, the Missouri Gaming Law imposes a $500 loss limit per two-hour period established by each licensee with the approval of the Missouri Gaming Commission. In order to establish an excursion schedule, which allows patrons to enter and exit the gaming floor at any time during the excursion the licensee must prove to the Missouri Gaming Commission that it can enforce the $500 loss limit.

In addition, the Missouri Gaming Commission is empowered to determine on a city and county-specific basis where “dockside” or permanently-docked gaming is appropriate and may be permitted. The Missouri Gaming Commission has authorized all eleven licensed sites to operate all or a portion of their facilities on a continuously docked basis. On February 15, 1996, the Commission granted Aztar Missouri the authority to operate gambling games on part of its floating facility previously used for non-gaming activities, including ticketing, under the continuous docking provision of the Missouri Gaming Law. On February 15, 1997, the Commission granted Aztar Missouri the authority to permanently dock the excursion gambling riverboat facility known as the “City of Caruthersville.”

Regulation and Licensing—Indiana

The ownership and operation of riverboat casinos in specific designated waters are subject to extensive state regulation under the Indiana Riverboat Gambling Act (the “Indiana Act”) and regulations which the Indiana Gaming Commission (“Indiana Commission”) is authorized to adopt under the Indiana Act. The Indiana Act extends broad and pervasive regulatory powers and authority to the Indiana Commission. The Indiana Act and the regulations of the Indiana Commission are significant to Aztar’s prospects for successfully operating its riverboat casino and associated developments based in Evansville, Indiana.

The Indiana Commission has issued:

•	five riverboat owner’s licenses on Lake Michigan, and

•	five riverboat owner’s licenses on the Ohio River, including Aztar’s facility.

The Indiana Commission has not considered applicants for a license on Patoka Lake in Southwestern Indiana, since that site has been determined by the United States Army Corps of Engineers to be unsuitable for a riverboat casino project. Pursuant to legislation effective July 1, 2003, the site for a gaming license on Patoka Lake was eliminated and the Indiana Commission is now authorized to enter into a contract with an Operating Agent on behalf of the Indiana Commission for one riverboat in a historic hotel district in Orange County in southern Indiana. In November 2003, Orange County voters passed the requisite referendum permitting riverboat gambling in Orange County. On July 20, 2004, the Indiana commission awarded the license to Trump Hotels & Casinos Resort. The Operating Agent Contract will be valid, when issued, for twenty years. The Operating Agent must pay a non-refundable initial fee of $1.0 million to the Indiana Commission. Effective July 1, 2003, an entity may own up to a one hundred percent interest in two riverboat owner licenses. Previously, an entity could not own more than a 10% interest in any other owner’s license. There is a $2 million transfer fee if a riverboat owner purchases a second riverboat owner license. The Indiana Commission has adopted regulations under the Indiana Act which covers numerous operational matters concerning riverboat casinos licensed by the Commission, including rules for

•	authorized games,

•	internal control procedures,

•	accounting records,

•	security,

•	gaming equipment, and

•	extensions of credit.

Aztar, through an Indiana subsidiary, Aztar Indiana Gaming Corporation, has received from the Indiana Commission a riverboat owner’s license for the Evansville, Indiana market. Aztar Indiana Gaming Corporation completed requirements for formal licensing and commenced operations in Evansville on December 7, 1995. On August 20, 1999, the Indiana Commission authorized a transfer of the assets of Aztar Indiana Gaming Corporation, including the riverboat owner’s license, to Aztar Indiana Gaming Company, L.L.C. (“Aztar Indiana”), a recently-formed limited liability company, in which Aztar Riverboat Holding Company, L.L.C. owns all of the membership interests. Aztar Riverboat Holding Company, L.L.C. is 100% owned by Aztar through wholly-owned subsidiaries. On December 31, 1999, Aztar Indiana Gaming Corporation transferred its assets and riverboat owner’s license to Aztar Indiana.

A riverboat owner’s license has an initial effective period of five years but is subject to an annual renewal thereafter. The Indiana Commission has broad discretion with respect to the initial issuance of licenses and also with respect to the renewal, revocation, suspension and control of riverboat owner’s licenses. The Indiana Act requires a reinvestigation after three years to ensure the owner continues to be suitable for licensure. On December 7, 2000, the Indiana Commission made a preliminary determination to renew Aztar Indiana’s riverboat owner’s license until such time as Aztar Indiana had an opportunity to make a presentation to the Indiana Commission at a regular business meeting. On March 2, 2001, the Indiana Commission renewed Aztar Indiana’s riverboat owner’s license for a period of one year with an annual review. On December 6, 2001, the Indiana Commission renewed Aztar Indiana’s riverboat owner’s license for a period of one year, from December 8, 2001 to December 7, 2002. On November 15, 2002, the Indiana Commission renewed Aztar Indiana’s riverboat owner’s license for a period of one year, from December 5, 2002, to December 4, 2003. On November 14, 2003, the Indiana Commission renewed Aztar Indiana’s riverboat owner’s license for a period of one year, from December 5, 2003, through December 4, 2004. The Indiana Commission has adopted a rule which requires, in the event a riverboat owner’s license is terminated, the riverboat licensee to secure all the assets of the riverboat gambling operation, and the licensee may not dispose of any of these assets without the written approval of the Indiana Commission. Officers, directors and principal owners of the actual license holder and employees who are to work on the riverboat are subject to substantial disclosure requirements as a part of securing and maintaining necessary licenses. Significant contracts are subject to disclosure.

A riverboat owner licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received. All contracts are subject to disapproval by the Indiana Commission. Suppliers of gaming equipment and materials must also be licensed under the Indiana Act.

The Indiana Act requires licensees to disclose to the Indiana Commission the identity of all directors, officers and persons holding direct or indirect beneficial interests of 1% or greater. The Indiana Commission also requires a broad and comprehensive disclosure of financial and operating information on licensees and their principal officers. Aztar has provided full information and documentation to the Indiana Commission and it must continue to do so during the term of the license. The Indiana Act prohibits, among other things:

•	a key person or a person holding an ownership interest in a riverboat licensee, or an employee of a riverboat licensee, from participating in a game conducted on a riverboat which is the subject of a license; and

•	contributions to a candidate for a state, legislative, or local office, or to a candidate’s committee or to a regular party committee by the holder of a riverboat owner’s license or a supplier’s license, by an officer of a licensee, by an officer of a person that holds at least a 1% interest in the licensee, or by a person holding at least a 1% interest in the licensee.

The Indiana Commission has adopted a rule requiring quarterly reporting by the holder of a riverboat owner’s license, including Aztar Indiana, or a holder of a supplier’s license, of the officers of the licensee, officers of persons that hold at least a 1% interest in the licensee, including Aztar, and of persons who directly or indirectly own a 1% interest in the licensee, including beneficial owners of Aztar.

The Indiana Commission has adopted rules which (a) prohibit the distribution by a riverboat licensee, including Aztar Indiana, to its partners, shareholders, itself, or any affiliated entity, if the distribution would impair the financial viability of the riverboat gambling operation, (b) require riverboat licensees, including Aztar Indiana, to maintain on a quarterly basis a cash reserve in the amount of the actual payout for three days, and the cash reserve would include cash in the casino cage, cash in a bank account in Indiana, or cash equivalents not committed or obligated, and (c) require independent financial audits annually by firms licensed in Indiana and approved by the Executive Director of the Indiana Commission of riverboat licensees, including Aztar Indiana, and disclosure to the Indiana Commission of material errors and irregularities, or illegal acts, or significant deficiencies discovered during the course of the audit.

In addition to receiving a license to conduct riverboat casino operations from the Indiana Commission, Aztar Indiana has secured permits and approvals from the United States Army Corps of Engineers to develop the facilities it is using to conduct operations. Aztar Indiana has received three alcoholic beverage permits which are subject to annual renewal: one for the riverboat and two for land support facilities. All building permits and other approvals for the permanent facilities have been received, and the project is complete.

The Indiana General Assembly amended the Indiana Riverboat Gaming Act in 2002 to allow riverboats to choose between continuing to conduct excursions or operate dockside. The Indiana Commission authorized riverboats to commence dockside operations on August 1, 2002. Aztar opted to operate dockside and commenced dockside operations on August 1, 2002. Pursuant to the legislation, the tax rate was increased from 20% to 22.5%, retroactive to July 1, 2002, during any time an Indiana riverboat does not operate dockside. For those riverboats that operate dockside and for the Operating Agent, the following graduated tax rate is applicable: (i) 15% of the first $25 million of adjusted gross receipts (“AGR”), (ii) 20% of AGR in excess of $25 million, but not exceeding $50 million; (iii) 25% of AGR in excess of $50 million, but not exceeding $75 million; (iv) 30% of AGR in excess of $75 million, but not exceeding $150 million; and (v) 35% of AGR in excess of $150 million. AGR is based on the State’s fiscal year (July 1 of one year through June 30 of the following year). The Indiana Act requires that riverboat licensees pay a $3.00 admission tax for each person, and that the Operating Agent pay a $4.00 admission tax for each person. A riverboat that opts to continue excursions pays the admission tax on a per excursion basis while a riverboat that operates dockside pays the admission tax on a per entry basis. The Indiana Act provides for the suspension or revocation of a license whose owner does not timely submit the wagering or admission tax.

Effective July 1, 2002, riverboats must withhold adjusted gross state income tax from slot winnings of $1,200 or more and Keno winnings of $1,500 or more. Riverboats are assessed for property tax purposes as real property at rates to be determined by local taxing authorities. Sales on a riverboat are subject to applicable use, excise and retail taxes. The Indiana Act requires a riverboat owner licensee to directly reimburse the Indiana Commission for the costs of inspectors and agents required to be present during the conduct of gaming operations. Effective July 1, 2002, each riverboat must contribute $25,000 annually to the Indiana Department of Gaming Research.

The Indiana Act places special emphasis upon minority and women’s business enterprise participation in the riverboat industry. Any person issued a riverboat owner’s license must establish goals of at least 10% of the total dollar value of the licensee’s contracts for goods and services with minority business enterprises and 5% of the total dollar value of the licensee’s contracts for goods and services with women’s business enterprises. The Indiana Commission may suspend, limit or revoke the owner’s license or impose a fine for failure to comply with the statutory requirements.

Minimum and maximum wagers on games on the riverboat are left to the discretion of the licensee. Wagering may not be conducted with money or other negotiable currency. Effective July 1, 2003, the Indiana Commission may approve a riverboat owner licensee’s plan to conduct twenty-four hour gambling, and Aztar Indiana’s plan was approved. No person under the age of 21 is permitted to wager on a riverboat. It is a Class A misdemeanor for a person to aid, induce or cause a person under the age of 21 to enter or attempt to enter a riverboat. In accordance with an amendment to the Indiana Act, the Indiana Commission has adopted voluntary exclusion rules for persons to be included on a list of persons excluded from all Indiana riverboats, which also require riverboat owners to make reasonable efforts to cease direct marketing efforts to such persons and to prohibit riverboat owners from cashing checks or extending credit to persons participating in the voluntary exclusion program.

An institutional investor which acquires 5% or more of any class of voting securities of a holding company of a licensee is required to notify the Indiana Commission and to provide additional information, and may be subject to a finding of suitability. A person who acquires 5% or more of any class of voting securities of a holding company of a licensee is required to apply to the Indiana Commission for a finding of suitability. A riverboat licensee or an affiliate may not enter into a debt transaction of $1 million or more without approval of the Indiana Commission. The Indiana Commission has delegated authority to its Executive Director to waive preapproval of financing transactions, provided prior discussions have been held with the Chair and the CPA member of the Indiana Commission. The Executive Director must report the waiver at the next Indiana Commission meeting and the Indiana Commission may direct the Executive Director to take different action with respect to the waiver. The Indiana Commission approved the new senior secured credit facility on April 30, 2004, and approved the new notes on April 30 and August 5, 2004.

A riverboat owner’s license is a revocable privilege and is not a property right under the Indiana Act. A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against a riverboat owner’s license.

Environmental matters

Aztar is subject to federal, state and local environmental laws, regulations and ordinances that (a) govern activities or operations that may have adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous wastes, and (b) impose liability for the costs of cleaning up, and remediating any damages resulting from, past spills, disposals or other releases of hazardous substances. Aztar uses some substances and generates some wastes that are regulated or may be deemed hazardous under applicable environmental laws. From time to time, our operations have resulted, or may result, in some noncompliance with applicable requirements under environmental laws. Aztar has also incurred, and in the future may incur, costs related to cleaning up contamination relating to historical uses of some of our current or former properties including the riverboat properties which have been used for various industrial purposes in the past. Any noncompliance with applicable requirements or liability under environmental laws has not had, and is not expected to have, a material adverse effect on our consolidated financial position, results of operations or cash flows.

Other regulations

Aztar’s businesses are subject to various federal, state and local laws and regulations in addition to those discussed above. These laws and regulations include but are not limited to restrictions and conditions concerning employees, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect Aztar.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following descriptions of our material indebtedness are qualified by reference to the legal instruments governing the applicable debt, which we have filed with our reports to the Securities and Exchange Commission. You should review the applicable legal instruments for a full description of the terms and conditions of our material indebtedness. See “Where You Can Find More Information.”

New Senior Secured Credit Facility

On July 22, 2004, we entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) in connection with our new senior secured syndicated credit facility with Bank of America, N.A., as administrative agent, and Banc of America Securities LLC and Deutsche Bank Trust Company Americas as joint lead arrangers and joint book managers, consisting of a five-year revolving credit facility (including letter of credit and swingline sublimits) of up to $550 million and a five-year term loan facility of $125 million. The new senior secured credit facility amended and restated our prior revolving credit facility. We used the funds available under the new senior secured credit facility to refinance our prior facilities, and we expect to use the remaining proceeds to, among other things, potentially redevelop the Las Vegas property or fund capital expenditures for an alternative project (each as we elect) and for working capital and general corporate purposes of ourselves and our subsidiaries. Under the Credit Agreement, the original term loan will be payable quarterly based on annual percentages of 1% of the term loan in each of Years 1 through 3, 10% in Year 4, and 4% for each of the first three quarters in Year 5, with the balance due at maturity. If we do not commence redevelopment of the Tropicana Las Vegas or enter into an alternative project approved by lenders holding a majority of the commitments, then the Credit Agreement provides that $125 million of the revolving credit facility will terminate by June 30, 2006; if, however, we do commence such redevelopment or enter into such an alternative project, then under certain circumstances (and no later than December 31, 2006), the Credit Agreement provides that an amount equal to the lesser of $125 million and the revolving loans outstanding on December 31, 2006, shall convert to a term loan, which shall have the same maturity as the revolving credit facility and will amortize at the same percentage rates as the original term loan. Under the Credit Agreement, interest on the respective facilities will be computed based upon, at our option, a one-, two-, three- or six-month Eurodollar rate plus a margin ranging from 1.25% to 2.75%, or the prime rate plus a margin ranging from 0.25% to 1.75%; the applicable margin is dependent on the Company’s ratio of outstanding indebtedness to operating cash flow, as defined. As set forth in the Credit Agreement, the initial applicable margin is estimated to be 0.75% with respect to prime rate loans and 1.75% with respect to Eurodollar loans.

Under the Credit Agreement, each of the revolving credit facility and term loan facility and any additional facility will be unconditionally guaranteed by each of our existing and future subsidiaries (other than certain unrestricted subsidiaries) and the facilities (and guarantees thereof) will be secured by a perfected first priority security interest in substantially all of the personal and real property assets of the Company and such subsidiaries. We did not have any unrestricted subsidiaries at closing of the new senior secured credit facility on July 22, 2004.

As set forth in the Credit Agreement, the new senior secured credit facility contains customary representations and warranties, covenants and conditions to borrowing. There can be no assurance that the conditions to borrowing under the new senior secured credit facility will be satisfied. The new senior secured credit facility imposes various restrictions on us and our subsidiaries, including limitations (each of which is subject to standard and customary and other exceptions for financings of this type) on our and our subsidiaries’ ability to:

•	incur additional debt or guaranty obligations;

•	make capital expenditures;

•	make investments or acquisitions (including investments in unrestricted subsidiaries);

•	merge or sell assets;

•	incur liens or other encumbrances;

•	prepay, redeem and repurchase certain of our indebtedness (including the notes);

•	make dividends on our common stock or stock repurchases;

•	enter into new lines of business; and

•	other restrictions customary for facilities of this nature.

In addition, the new senior secured credit facility contains quarterly financial tests, including a minimum fixed charge coverage ratio, maximum total debt and senior debt leverage ratios and, should we commence the redevelopment of the Tropicana Las Vegas or an approved alternative project, a quarterly “in-balance” test demonstrating that aggregate cash available or reasonably anticipated to be available to us and our subsidiaries is sufficient to meet remaining required uses of cash, including committed capital expenditures in connection with any construction project. The new senior secured credit facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable), and provides that, in the event of a change in control, as defined, the majority lenders will have the right to require prepayment of the facility.

Senior Subordinated Indebtedness

Prior to the offering of the unregistered notes, we had outstanding $235 million aggregate principal amount of our 8 7/8% Senior Subordinated Notes due 2007 and $175 million aggregate principal amount of our 9% Senior Subordinated Notes due 2011. We used a portion of the net proceeds from the offering of the unregistered notes to redeem $192.3 million principal amount of our outstanding 8 7/8% Senior Subordinated Notes due 2007 and to pay fees and expenses associated with the redemption. On July 7, 2004, we redeemed the remaining principal amount of our 8 7/8% Senior Subordinated Notes due 2007 totaling $42.7 million primarily using borrowings under our revolving credit facility.

DESCRIPTION OF NOTES

On June 2, 2004, Aztar Corporation issued the unregistered notes. The unregistered notes were issued pursuant to an indenture, dated as of June 2, 2004, between Aztar and U.S. Bank National Association, as trustee. The indenture will also govern the terms and conditions relating to the registered notes.

The following description is a summary of the material provisions of the indenture with respect to the notes. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of these notes. We have made copies of the indenture available as set forth under “Where You Can Find More Information.”

You can find the definitions of some terms used in this description under the subheading “Definitions.” In this description, the terms “Company” and “Aztar” refer only to Aztar Corporation and not to any of its subsidiaries or affiliates.

The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

Brief Description of the Notes

These notes:

•	are general unsecured senior subordinated obligations of Aztar;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of Aztar;

•	are effectively subordinated to all secured Indebtedness of Aztar;

•	rank equally with Aztar’s other existing and future senior subordinated Indebtedness;

•	are effectively subordinated to all liabilities of Aztar’s subsidiaries, including trade and construction payables; and

•	are senior in right of payment to any future Indebtedness of Aztar that is specifically subordinated to the notes.

As of July 29, 2004, we had outstanding approximately $187 million of Senior Indebtedness that ranked prior to the notes, $175 million of senior subordinated Indebtedness that ranked equally with the notes, and our subsidiaries had outstanding approximately $104 million of other liabilities. Our new senior secured credit facility provides for a revolving credit facility of up to $550 million and all borrowings thereunder would be or are senior to the notes. As indicated above and as discussed in detail below under the subheading “Subordination,” payments on the notes will be subordinated to the payment of Senior Indebtedness. The indenture permits us to incur additional Senior Indebtedness.

As of the date of the indenture, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below, we will be permitted to designate some of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. See the definition of “Unrestricted Subsidiary” under the caption “Definitions.”

Principal, Maturity and Interest

Aztar issued $300.0 million aggregate principal amount of notes. Subject to the covenants described below and applicable law, Aztar may issue additional notes under the indenture. The outstanding notes and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture. The notes will mature on June 15, 2014.

Interest on these notes will accrue at the rate of 7 7/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004. Aztar will make each interest payment to the Holders of record of these notes on the immediately preceding June 1 and December 1.

Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date of the most recently paid interest. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Aztar, Aztar will make all principal, premium and interest payments on that Holder’s notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of Aztar maintained for that purpose within the City and State of New York unless Aztar elects to make interest payments by check mailed to the Holders at their address set forth in the Register of Holders. Until otherwise designated by Aztar, Aztar’s office or agency in New York will be the office of the trustee maintained for that purpose.

Optional Redemption

At any time prior to June 15, 2009, the notes will be redeemable at the election of Aztar, in whole at any time or in part from time to time, on not less than 30 nor more than 60 days prior notice, mailed by first-class mail to the Holders’ last addresses as they appear in the Register, at a redemption price, expressed as a percentage of the principal amount, equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”).

At any time, or from time to time, on or prior to June 15, 2007, Aztar may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the notes issued under the indenture at a redemption price of 107.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided that (1) at least 65% of the principal amount of notes issued under the indenture on the Effective Date remains outstanding immediately after any such redemption and (2) the redemption occurs within 60 days of the closing of such Equity Offering.

On or after June 15, 2009, the notes will be redeemable at the election of Aztar, in whole at any time or in part from time to time, on not less than 30 nor more than 60 days prior notice, mailed by first-class mail to the Holders’ last addresses as they appear in the Register, at the redemption prices, expressed in percentages of principal amount, specified below plus accrued and unpaid interest, if any, to the Redemption Date, if redeemed during the 12-month period beginning June 15 of the years indicated below:

Year	Percentage
2009	103.938%
2010	102.625
2011	101.313
2012 and thereafter	100.000

If less than all the notes are to be redeemed, selection of notes for redemption will be made by the trustee on a pro rata basis unless otherwise required by law or applicable stock exchange requirements. The indenture provides that if any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount in integral multiples of $1,000 to be redeemed and that, on and after the date fixed for redemption, upon surrender of that note, a new note or notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof. On and after the date set for redemption, interest will cease to accrue on notes or portions of them called for redemption.

Subordination of the Notes

The payment of the principal of and interest on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, issued, assumed or guaranteed. Upon any distribution of the assets of Aztar upon any liquidation, dissolution, bankruptcy, reorganization or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the Holders of the notes are entitled to receive any payment. See “Risk Factors—Subordination.”

In the event of any default in the payment of principal of or interest on Designated Senior Indebtedness pursuant to which the maturity of that Designated Senior Indebtedness may be accelerated, no payment may be made on or in respect of the notes until that default has been cured or waived. During the continuance of any other event of default with respect to Designated Senior Indebtedness that permits acceleration of the maturity thereof, no payment may be made on or in respect of the notes for a period of 180 days (the “Payment Blockage Period”) commencing on the earlier of:

(1) the date the trustee receives written notice of that default from the Representative with respect to, or from the holders of a majority in aggregate principal amount of, that Designated Senior Indebtedness then outstanding; or

(2) if this event of default results from the acceleration of the notes, the date of the acceleration (unless the Payment Blockage Period is terminated by written notice to the trustee from the Representative or those holders).

Not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment on the notes was due, and there must be 180 days in any 360-day period in which no Payment Blockage Period is in effect. For all purposes of this paragraph, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating that Payment Blockage Period will be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by the Representative or requisite holders of the Designated Senior Indebtedness whether or not within a period of 360 consecutive days unless that default or event of default will have been cured or waived for a period of not less than 90 consecutive days. The failure to make a payment of the principal of or interest on the notes because of these restrictions will not be construed as preventing the occurrence of an Event of Default and the right to accelerate the maturity of the notes upon the occurrence thereof.

Repurchase upon a Change of Control

Upon a Change of Control of Aztar each Holder of the notes will have the right to require that Aztar repurchase each of the Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase, as provided in, and subject to the terms of, the indenture. Within 30 days following any Change of Control, Aztar will mail a notice to each Holder stating, among other things:

(1) that the Holder has the right to require Aztar to repurchase the Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and that all notes tendered to Aztar by the Holder will be accepted for payment;

(2) the purchase price and the repurchase date, which will be no earlier than 30 days and no later than 60 days from the date the notice is mailed; and

(3) the instructions determined by Aztar consistent with this covenant that a Holder must follow in order to have its notes repurchased.

The source of funds of any repurchase of the notes will be Aztar’s cash or cash generated from operations or other sources, including borrowings, sales of assets or equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases. In addition, the ability to repurchase the notes upon a Change of Control would be limited by the terms of some Indebtedness of Aztar, including its current Credit Facility, under which lenders thereunder may require repayment or its acceleration upon a Change of Control. In the event that Holders of the notes exercised the right to require repurchase of the notes upon a Change of Control, that right would be subordinated to the right of the banks that are party to the Credit Facility to receive payment, if those banks exercise their right to require repayment upon a Change of Control. The subordination of the notes may limit the ability of Aztar to repurchase the notes, depending upon the funds available to Aztar at that time. The Change of Control provision may also have the effect of deterring or delaying some unsolicited acquisition attempts.

The conveyance, transfer or lease of all or substantially all of Aztar’s assets, among other things, would constitute a Change of Control. Although the amount of assets that will constitute “all or substantially all” of Aztar’s assets is not readily quantifiable, a determination as to whether a Change of Control has occurred will depend on the percentage of operating assets and total assets transferred, among other measurements, and the other facts and circumstances of the transaction. In any particular transfer, the determination of whether a Change of Control has occurred will be made by Aztar, and Aztar will give notice to the Holders of the notes of the occurrence of a Change of Control.

Aztar will comply with all applicable rules governing tender offers for the notes, including, but not limited to, Section 14(e) of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

Notwithstanding the forgoing, Aztar will not be required to make a Change of Control offer upon a Change of Control if (1) a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by Aztar and purchases all notes properly tendered and not withdrawn under the Change of Control offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Mandatory Disposition or Redemption Pursuant to Gaming Laws

Suitability of Holders or Beneficial Owners of Notes. The New Jersey, Indiana and Nevada gaming authorities currently have the authority to require a Holder or beneficial owner of the notes to be licensed or found qualified or suitable under applicable laws and regulations. Missouri gaming authorities also have broad authority to require some persons or entities, including the Holders of notes, to submit license applications and be licensed or found qualified or suitable. It is possible that gaming authorities in other jurisdictions could impose similar requirements. If, at any time, a Holder or beneficial owner of notes is required to be licensed or found qualified or suitable under any gaming laws or regulations applicable to Aztar and that Holder or beneficial owner does not become so licensed or is not found qualified or suitable, Aztar will have the right, at its option to:

(1) require that Holder or beneficial owner to dispose of all or a portion of that Holder’s or beneficial owner’s notes within 120 days after that Holder or beneficial owner receives notice of the finding by the applicable gaming authorities, or any other different time period as may be prescribed by those authorities; or

(2) redeem the notes of that Holder upon not less than 30 nor more than 60 days prior notice by Aztar, or any other different time period as may be prescribed by those applicable gaming authorities.

If that Holder or beneficial owner fails to dispose of that Holder’s or beneficial owner’s notes within the prescribed time period, Aztar will have the right to redeem that Holder’s or beneficial owner’s notes on five days notice. Any redemption by Aztar pursuant to this paragraph will be without premium and at (1) the lowest of:

(a) the Holder’s or beneficial owner’s original purchase price for the notes plus accrued and unpaid interest, if any, to the earlier of the Redemption Date or the date of the finding of any unsuitability or failure to comply;

(b) the lowest closing sale price of the notes between the date of the notice given by the applicable Gaming Authorities and the date ten days after that date; and

(c) 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the earlier of the Redemption Date or the date of the finding of any unsuitability or failure to comply; or

(2) such other amount as may be required by applicable law or order of the applicable Gaming Authority.

Acknowledgment. Each Holder and beneficial owner by accepting the notes will agree to those provisions as set forth in the notes and the indenture and will agree to inform Aztar upon request of the price at which that Holder or beneficial owner acquired those notes. See “Regulation and Licensing—Nevada,” “Regulation and Licensing—New Jersey,” “Regulation and Licensing—Missouri” and “Regulation and Licensing—Indiana.”

Definitions

Set forth below is a summary of some defined terms used in the indenture. Reference is made to the indenture for the full definition of all these terms, as well as any other terms used in this prospectus for which no definition is provided.

“Affiliate” means, with respect to any Person, a Person:

(1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, that Person;

(2) which beneficially owns or holds 10% or more of any class of the Voting Stock of that Person (or a 10% or greater equity interest in a Person which is not a corporation); or

(3) of which 10% or more of any class of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held by that Person or any Subsidiary of that Person.

The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(A) the sum of the present values at such Redemption Date of (i) the redemption price of the note at June 15, 2009 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”) and (ii) all required interest payments due on the note through June 15, 2009 (excluding accrued but unpaid interest), computed in each case using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(B) the principal amount of the note.

“Asset Sale” means the sale or other disposition, including, without limitation, dispositions pursuant to Sale and Leaseback Transactions, by Aztar or one of its Subsidiaries to any Person other than Aztar or one of its Subsidiaries of:

(1) any of the Capital Stock of any of the Subsidiaries of Aztar; or

(2) any other assets of Aztar or any assets of its Subsidiaries outside the ordinary course of business of Aztar or that Subsidiary.

“Average Life” means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing:

(1) the sum of the products of

(A) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of that debt security multiplied by

(B) the amount of that principal payment by

(2) the sum of all those principal payments.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, of capital stock of that Person and any rights (other than debt securities convertible into capital stock), warrants or options to acquire that capital stock.

“Capitalized Lease Obligation” means, with respect to any Person, the obligation of that Person to pay rent or other amounts under a lease of, or other agreement conveying the right to use, real or personal Property, which obligation is required to be classified and accounted for as a capital lease obligation on a balance sheet of that Person under generally accepted accounting principles. For purposes of the indenture, the amount of that obligation at any date will be the outstanding amount of that obligation at that date, determined in accordance with generally accepted accounting principles.

“Change of Control” means any one or more of the following:

(1) Aztar consolidates with or merges into any other corporation or any other corporation consolidates with or merges into Aztar (in either case, other than a consolidation or merger with a Wholly Owned Subsidiary in which all of the Voting Stock of Aztar outstanding immediately prior to the effectiveness thereof is changed into or exchanged for substantially the same consideration), in either case pursuant to a transaction in which substantially all of the Voting Stock of Aztar outstanding immediately prior to the effectiveness thereof is changed into or exchanged for cash, securities (other than Voting Stock of Aztar) or other property; provided, however, that the term “Change of Control” does not include any such consolidation or merger if, with respect to that consolidation or merger:

(A) substantially all of the Voting Stock of Aztar outstanding immediately prior to the effectiveness thereof is changed into or exchanged for Voting Stock of the surviving corporation or the ultimate parent of the surviving corporation (the “Merger Common Stock”);

(B) the Merger Common Stock, immediately following the effectiveness thereof, is listed for trading on the New York Stock Exchange or the American Stock Exchange or is quoted on the National Association of Securities Dealers Automated Quotation System and is designated as a “national market system security;” and

(C) immediately after the effectiveness thereof, the Persons who were holders of Voting Stock of Aztar immediately prior to the effectiveness thereof (excluding Persons who immediately prior to the effectiveness thereof were Affiliates of the corporation consolidated or merged with Aztar in that consolidation or merger (other than Persons who were Affiliates solely as a result of the ownership by Aztar of Capital Stock in that consolidated or merged corporation)) hold in the aggregate more than 50% of the then outstanding Voting Stock of the surviving corporation (or the ultimate parent of the surviving corporation);

(2) Aztar conveys, transfers or leases all or substantially all its assets to any Person or Persons (other than to a Wholly Owned Subsidiary); provided, however, that the term “Change of Control” does not include any conveyance, transfer or lease of assets:

(A) pursuant to a Sale and Leaseback Transaction; or

(B) if immediately after the effectiveness thereof, the Persons who were holders of Voting Stock of Aztar immediately prior to the effectiveness thereof (excluding Persons who immediately prior to the effectiveness thereof were Affiliates of the transferee of those assets (other than Persons who were Affiliates solely as a result of the ownership by Aztar of Capital Stock in that transferee)) hold in the aggregate more than 50% of the then outstanding common stock of that transferee; or

(3) any Person (other than Aztar) or group acquires, directly or indirectly, beneficial ownership, in the aggregate, of 50% or more of the outstanding shares of Voting Stock of Aztar or securities representing 50% or more of the combined Voting Power of Aztar’s Voting Stock (the “Controlling Securities”), in either case outstanding on the date immediately prior to the date of the last such acquisition by that Person or group; provided, however, that the term “Change of Control” does not include any such acquisition that results in Aztar Employee Stock Option Plan and members of management of Aztar who have been employed in a management capacity with Aztar for at least eighteen months owning 50% or more of the Voting Stock of Aztar or 50% or more of the Controlling Securities.

“Consolidated Amortization Expense” means, for any period, amortization expense of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period, including, without limitation, any amortization or write-offs of deferred financing costs by Aztar and its Restricted Subsidiaries during that period.

“Consolidated Depreciation Expense” means, for any period, depreciation expense of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any Transaction Date, the ratio of:

(1) Consolidated Operating Cash Flow for the four consecutive fiscal quarters for which financial information in respect thereof is available immediately prior to that Transaction Date to

(2) Consolidated Fixed Charges which will accrue during the then current fiscal quarter in which that Transaction Date occurs (beginning on the first day of that quarter) and the three fiscal quarters immediately subsequent to the end of that current fiscal quarter, provided that, for the purpose of calculating Consolidated Fixed Charges for the period described in this clause (2):

(A) the interest rate on any Indebtedness bearing interest at a rate that is adjustable based on market rate levels will be calculated based on the assumption that the applicable market rate level in effect on the Transaction Date will remain constant throughout that period at the market rate level in effect on the Transaction Date;

(B) adjustments that are reasonably anticipated to occur during that period to Consolidated Fixed Charges will be included in that calculation (including those adjustments that result from the scheduled maturity of Indebtedness of Aztar and its Restricted Subsidiaries); and

(C) Indebtedness will be included in that calculation that is reasonably anticipated to be created, incurred, assumed or guaranteed by, or to otherwise become the obligation of, Aztar or any Restricted Subsidiary;

provided, however, that, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Consolidated Operating Cash Flow and Consolidated Fixed Charges will:

(x) include the consolidated operating cash flow and consolidated fixed charges of any Person to be acquired by Aztar or any of its Restricted Subsidiaries as a Restricted Subsidiary in connection with the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio;

(y) include the consolidated operating cash flow and consolidated fixed charges of any other Person acquired during the period described in clause (1) above by Aztar or by any of its Restricted Subsidiaries as a Restricted Subsidiary; and

(z) exclude the consolidated operating cash flow of any Person directly attributable to the Property of that Person that was the subject of an Asset Sale, on a pro forma basis for the four consecutive fiscal quarters for which financial information in respect thereof is available immediately prior to that Transaction Date, in the case of calculating Consolidated Operating Cash Flow, and for the then current fiscal quarter in which that Transaction Date occurs and the three fiscal quarters immediately subsequent to the end of that fiscal quarter (on the same basis as described in clause (2) above), in the case of calculating Consolidated Fixed Charges.

For purposes of the foregoing proviso, the consolidated operating cash flow and consolidated fixed charges of any such Person will be determined on the same basis as those items are determined for Aztar.

For purposes of each pro forma determination of the Consolidated Fixed Charge Coverage Ratio in connection with the “Limitation on Indebtedness” covenant, the proposed new Indebtedness will be deemed to be incurred on the first day of the fiscal quarter in which the relevant Transaction Date occurs.

“Consolidated Fixed Charges” means, for any period, Consolidated Interest Expense.

“Consolidated Income Tax Expense” means, for any period, the income tax expense of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period, other than income tax expense attributable to Asset Sales.

“Consolidated Interest Expense” means, for any period, without duplication:

(1) the sum of:

(A) the aggregate amount of interest recognized by Aztar and its Restricted Subsidiaries during that period in respect of Aztar’s and its Restricted Subsidiaries’ Indebtedness (including, without limitation, all interest capitalized by Aztar and its Restricted Subsidiaries during that period and all commissions, discounts and other fees and charges owed by Aztar and its Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing and the net costs associated with Interest Swap Obligations of Aztar and its Restricted Subsidiaries);

(B) the aggregate amount of the interest component of rentals in respect of Capitalized Lease Obligations recognized by Aztar and its Restricted Subsidiaries during that period;

(C) to the extent any Indebtedness of any Person is guaranteed by Aztar or any of its Restricted Subsidiaries, the aggregate amount of interest paid or accrued by that Person during that period attributable to any such Indebtedness; and

(D) the aggregate amount of Redeemable Dividends recognized by Aztar and its Restricted Subsidiaries, whether or not declared during that period, less

(2) any amortization or write-off of deferred financing costs by Aztar and its Restricted Subsidiaries during that period; in each case after elimination of intercompany accounts among Aztar and its Restricted Subsidiaries and as determined in accordance with generally accepted accounting principles.

“Consolidated Interest Income” means, for any period, interest income from all sources of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period.

“Consolidated Net Income” means, for any period, the aggregate net income of Aztar and its Subsidiaries for that period on a consolidated basis, determined in accordance with generally accepted accounting principles, provided that the following items will be excluded from Consolidated Net Income:

(1) gains and losses from Asset Sales or reserves relating to Asset Sales;

(2) items classified as extraordinary or nonrecurring;

(3) the income (or loss) of any Unrestricted Subsidiary or Joint Venture, except to the extent that the aggregate amount of cash dividends or other distributions actually paid during that period to Aztar or any Restricted Subsidiary by that Unrestricted Subsidiary or Joint Venture in respect of its Capital Stock out of funds legally available therefor exceeds the aggregate amount of new Investments in that Unrestricted Subsidiary or Joint Venture by Aztar or any Restricted Subsidiary during that period;

(4) except to the extent includable pursuant to clause (3), the income (or loss) of any Person accrued or attributable to any period prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Aztar or any of its Restricted Subsidiaries or that Person’s assets (or a portion thereof) are acquired by Aztar or any of its Restricted Subsidiaries; and

(5) the income of any Restricted Subsidiary to the extent that the Restricted Subsidiary is prevented from paying that income to Aztar or another Restricted Subsidiary, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation (including any requirement for any prior governmental approval that has not been obtained) applicable to that Restricted Subsidiary or its stockholders.

Notwithstanding the foregoing, Consolidated Net Income as used in the “Limitation on Restricted Payments” covenant will include gains (or losses) on the sale by Aztar or a Restricted Subsidiary of an Unrestricted Subsidiary.

“Consolidated Operating Cash Flow” means, for any period, without duplication

(1) Consolidated Net Income, plus

(2) Consolidated Interest Expense, plus

(3) Consolidated Income Tax Expense, plus

(4) Consolidated Depreciation Expense, plus

(5) Consolidated Amortization Expense, plus

(6) equity in unconsolidated partnerships’ losses, minus

(7) Consolidated Interest Income, plus

(8) any pre-opening expenses, plus

(9) other non-cash items reducing that Consolidated Net Income, minus

(10) other non-cash items increasing that Consolidated Net Income, for that period, all as determined in accordance with generally accepted accounting principles.

“Credit Agreement” means the credit facility described under “Description of Material Indebtedness—New Senior Secured Credit Facility,” as any such facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified, including any extensions, replacements, renewals, refundings, refinancings or restructurings of all or any portion of the Indebtedness and other obligations thereunder.

“Credit Facility” means one or more debt facilities pursuant to one or more agreements, facilities, instruments, indentures or debt securities (including debt securities sold into capital markets) and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, including, without limitation, the Credit Agreement, among Aztar and/or any of its Restricted Subsidiaries and one or more banks or other lenders providing for the making of term loans or loans on a revolving basis (including, in either case, construction loans and lines of credit), the issuance of letters of credit and the creation of bankers’ acceptances, and including Interest Swap Obligations and Currency Agreements relating thereto, as any such facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified, including any extensions, replacements, renewals, refundings, refinancings or restructurings of all or any portion of the Indebtedness and other obligations thereunder.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap or cap agreement, option or futures contract or other agreement or arrangement designed to protect that Person or any of its Subsidiaries against fluctuations in currency values.

“Designated Senior Indebtedness” means each issue of Senior Indebtedness that:

(1) has an outstanding principal amount of not less than $25,000,000; and

(2) has been designated as Designated Senior Indebtedness pursuant to an Officers’ Certificate of Aztar received by the trustee.

“Effective Date” means June 2, 2004.

“Equity Offering” means an offer and sale of Qualified Capital Stock of Aztar pursuant to (1) an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (2) a private placement to Persons who are not Subsidiaries of Aztar.

“Gaming Authority” means the United States federal government or any state, county, municipality or other political subdivision or any agency or other governmental authority thereof that now or hereafter has jurisdiction over all or any portion of the gaming activities of Aztar or any of its Subsidiaries.

“Gaming Jurisdiction Law” means any law, statute, ordinance, code, regulation, constitutional provision, rule, order, directive or other enforceable requirement now or hereafter in existence of any Gaming Authority.

“Governmental Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature, whatsoever of any governmental or quasi-government unit, whether federal, state, county, district, city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official of any thereof, including, without limitation, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County (Nevada) Liquor and Gaming Licensing Board, the Missouri Gaming Commission and the Indiana Gaming Commission.

“Holder” means the Person in whose name a note is registered in the Register.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any obligation, contingent or otherwise, for borrowed money (whether or not the recourse of the lender is to the whole of the assets of that Person or only to a portion thereof);

(2) any obligation evidenced by bonds, debentures, notes or other similar instruments;

(3) any obligation owed for all or any part of the purchase price of Property, other assets or services or for the cost of Property or other assets constructed or of improvements thereto (including any obligation under or in connection with any letter of credit related thereto), other than accounts payable included in current liabilities and incurred in respect of Property or services purchased in the ordinary course of business;

(4) any obligation of that Person under or in connection with any letter of credit issued for the account of that Person and all drafts drawn or demands for payment honored thereunder;

(5) any obligation under conditional sale or other title retention agreements relating to purchased Property;

(6) any obligation issued or assumed as the deferred purchase price of Property (other than accounts payable incurred in the ordinary course of business);

(7) any obligation, contingent or otherwise, as set forth in subclauses (1), (2) and (3) of this definition of any other Person secured by any Lien in respect of Property of that Person even though that Person has not assumed or become liable for payment of that obligation;

(8) any Capitalized Lease Obligation or any other obligation pursuant to any Sale and Leaseback Transaction;

(9) any note payable or draft accepted representing an extension of credit (other than extensions of credit for Property and services purchased in the ordinary course of business) whether or not representing an obligation for borrowed money;

(10) the maximum fixed repurchase price of any Redeemable Stock;

(11) obligations in respect of Interest Swap Obligations and Currency Agreements; and

(12) any obligation which is a guarantee with respect to Indebtedness (of a kind otherwise described in this definition) of another Person.

For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of that Redeemable Stock as if that Redeemable Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the indenture; provided, however, that if that Redeemable stock is not then permitted to be repurchased, the repurchase price will be the book value of that Redeemable Stock. The amount of Indebtedness of any Person at any date will be the outstanding balance at that date of all unconditional obligations as described above, the maximum liability of those contingent obligations at that date and, in the case of clause (7), the lesser of the fair market value at that date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

“Interest Swap Obligation” means the obligations of any Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect that Person or any of its Subsidiaries against fluctuations in interest rates.

“Investment” means, with respect to any Person (the Person being referred to in this definition as the “Investor”), any amount paid by the Investor, directly or indirectly, or any transfer of Property, directly or indirectly (the amount to be the fair market value of that Property at the time of transfer as determined in good faith by the Board of Directors of the Investor, whose determination will be conclusive) by the Investor to any other Person:

(1) for Capital Stock of, or other equity interest in, or as a capital contribution to, that other Person; or

(2) as a direct or indirect loan or advance to that other Person, other than (a) accounts receivable of the Investor arising in the ordinary course of business and (b) loans and advances to employees of Aztar and its Restricted Subsidiaries (or guarantees of third party loans to employees) in the ordinary course of business for bona fide business purposes.

“Joint Venture” means any Person (other than a Subsidiary of Aztar) in which any Person other than Aztar or any of its Subsidiaries has a joint or shared equity interest with Aztar or any of its Subsidiaries.

“Lien” means any mortgage, pledge, lien, charge, deed of trust, security interest, conditional sale or other title retention agreement or any other similar encumbrance, including any agreement to give any security interest.

“Permitted Liens” means, with respect to any Person:

(1) Liens for taxes, assessments, governmental charges or claims which are not yet due and payable or are being contested in good faith by that Person by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in accordance with generally accepted accounting principles is made by that Person;

(2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in accordance with generally accepted accounting principles is made by that Person;

(3) Liens incurred or deposits made by that Person in the ordinary course of business in connection with worker’s compensation, unemployment insurance, medical insurance and other types of social security and deposits made by that Person in the ordinary course of business in connection with other kinds of insurance;

(4) Liens incurred or deposits made by that Person to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of that Person or any of its Subsidiaries incurred in the ordinary course of business;

(6) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired by that Person after the date of the indenture; provided that

(A) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, all costs (including the cost of construction, installation or improvement) of the item of Property subject thereto,

(B) the principal amount of the Indebtedness secured by that Lien does not exceed 100% of that cost,

(C) that Lien does not extend to or cover any other Property other than that item of Property and any improvements on that item, and

(D) the incurrence of that Indebtedness is permitted by the “Limitation on Indebtedness” covenant;

(7) Liens upon specific items of inventory or other goods and proceeds of that Person securing that Person’s obligations in respect of bankers’ acceptances issued or created for the account of that Person in the ordinary course of business to facilitate the purchase, shipment or storage of that inventory or other goods;

(8) Liens securing reimbursement obligations with respect to commercial letters of credit issued for the account of that Person which encumber documents and other Property relating to those commercial letters of credit and the products and proceeds thereof;

(9) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by that Person;

(10) licenses, leases or subleases granted to others not interfering in any material adverse respect with the business of that Person or any of its Subsidiaries;

(11) Liens encumbering Property or assets of that Person under construction arising from progress or partial payments by a customer of that Person or one of its Subsidiaries relating to that Property or assets;

(12) Liens encumbering customary initial deposits and margin accounts, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the gaming industry, in each case securing Interest Swap Obligations or Currency Agreements;

(13) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries;

(14) any interest or title of a lessor in the Property subject to any Capitalized Lease Obligation or operating lease which, in each case, is permitted under the indenture;

(15) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the indenture;

(16) purchase money liens securing payables arising from the purchase by that Person or any of its Subsidiaries of any equipment or goods in the ordinary course of business, provided that these payables do not constitute Indebtedness;

(17) Liens arising out of consignment or similar arrangements for the sale of goods entered into by that Person or any of its Subsidiaries in the ordinary course of business;

(18) Liens for judgments or orders not giving rise to a Default or Event of Default;

(19) Liens on property acquired by Aztar or any Restricted Subsidiary (including an indirect acquisition of property by way of a merger of a Person with or into Aztar or any Restricted Subsidiary or the acquisition of a Person), provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation, and were not created in connection therewith or in anticipation thereof, and provided, further, that such Liens do not extend to any additional property or assets of Aztar or any Restricted Subsidiary;

(20) Liens securing Replacement Indebtedness refinancing Indebtedness secured by a Lien permitted by any of the foregoing clauses (1) through (19); provided that such Liens do not extend to any additional property or assets of Aztar or any Restricted Subsidiary not securing such refinanced Indebtedness; and

(21) Liens not specified in the foregoing and not otherwise permitted by the covenant on “Limitation on Liens,” provided that the aggregate Indebtedness secured by the Liens under this clause (21) will not exceed $10,000,000 at any time.

“Person” means any individual, partnership, corporation, venture, joint venture, unincorporated organization, association, joint-stock company, trust or Governmental Authority.

“Principal” means, with respect to any debt security (including any note), the principal of that debt security plus the premium, if any, on any such debt security.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualified Capital Stock” means Capital Stock not constituting Redeemable Stock.

“Redeemable Dividend” means, for any dividend payable with respect to Redeemable Stock:

(1) to the extent that dividend is fully deductible for federal income tax purposes, the amount of that dividend; and

(2) to the extent that dividend may not be deductible, the quotient of the amount of that dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of that Redeemable Stock.

“Redeemable Stock” means, with respect to any Person, any Capital Stock issued by that Person that by its terms or otherwise is required to be redeemed (other than a security that is required to be redeemed only in the event that a holder of that security fails to qualify or to be found suitable or otherwise eligible under a Gaming Jurisdiction Law to remain as a holder of that security) or is redeemable at the option of the holder of that security at any time prior to the maturity of the notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Redeemable Stock solely because the holders of the Capital Stock have the right to require Aztar to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Redeemable Stock if the terms of such Capital Stock provide that Aztar may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described below under the caption “Limitation on Restricted Payments.”

“Register” means the register in which Aztar provides for the registration of notes and the registration for the transfer of notes.

“Replacement Indebtedness” has the meaning set forth under “Covenants—Limitation on Indebtedness.”

“Representative” means the indenture trustee or other trustee, agent or representative for an issue of Senior Indebtedness.

“Restricted Subsidiary” means any Subsidiary of Aztar that:

(1) has not been designated by the Board of Directors of Aztar as an Unrestricted Subsidiary; or

(2) was an Unrestricted Subsidiary but has been redesignated by the Board of Directors of Aztar as a Restricted Subsidiary,

in each case as provided under the definition of Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Aztar or a Subsidiary of Aztar of any Property, whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by Aztar or that Subsidiary to that Person or to any other Person to whom funds have been or are to be advanced by that Person on the security of that Property if, after giving effect to that arrangement, Aztar or a Subsidiary of Aztar operates the business, if any, located on that Property.

“Senior Indebtedness” means the principal of, interest (including without limitation, interest at the contract rate subsequent to the commencement of any bankruptcy, insolvency or similar proceeding with respect to Aztar) on and other amounts due on or in connection with any Indebtedness of Aztar for money borrowed from others, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed, which, at the date of the indenture or at the time of any such creation, incurrence, assumption or guarantee:

(1) is by its terms expressly senior to the notes and not subordinate or subject in right of payment to any other Indebtedness of Aztar; or

(2) is secured by a lien on any Property of Aztar or any of its Subsidiaries; provided, however, that Senior Indebtedness will not include any such Indebtedness if:

(A) the value of the collateral securing that Indebtedness at time of incurrence is less than the amount of that Indebtedness; or

(B) the value of any Property substituted for the collateral securing that Indebtedness is less than the value of the collateral so released, in either case as determined by Aztar and set forth in an Officers’ Certificate of Aztar received by the trustee, which certificate will be conclusive evidence of the correctness of the matters set forth herein; or

(3) has been designated Senior Indebtedness pursuant to an Officers’ Certificate of Aztar received by the trustee.

Notwithstanding anything herein to the contrary, Senior Indebtedness does not mean:

(1) Indebtedness of Aztar to a Subsidiary of Aztar for money borrowed or advances from that Subsidiary;

(2) Indebtedness representing the maximum fixed repurchase price of any Capital Stock of Aztar which by its terms or otherwise is or may be required to be redeemed or repurchased prior to the Stated Maturity of the notes or at the option of the holder thereof;

(3) Indebtedness of Aztar to any officer or director thereof;

(4) obligations owing under judgments arising out of obligations that are not Indebtedness for borrowed money;

(5) accounts payable or any other Indebtedness to trade creditors created or assumed by Aztar in the ordinary course of business in connection with the obtaining of materials or services;

(6) any liability for federal, state, local or other taxes owed or owing by Aztar; and

(7) Aztar’s 8 7/8% Senior Subordinated Notes due 2007 and the 9% Senior Subordinated Notes due 2011.

“Significant Subsidiary” means any Subsidiary of Aztar:

(1) the revenues attributable to which for the then most recently completed four fiscal quarters constituted 5% or more of the consolidated revenues of Aztar and its Subsidiaries for that period;

(2) the assets of which as of the end of that period constituted 5% or more of the consolidated assets of Aztar and its Subsidiaries as of the end of that period; or

(3) that operates, owns or leases any Property that is material to the business operations of Aztar or any Restricted Subsidiary.

“Stated Maturity” means, with respect to any note or any installment of interest thereon, the date specified in that note as the fixed day on which the principal on that note or that installment of interest is due.

“Subsidiary” means, with respect to any Person:

(1) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by that Person, by one or more Subsidiaries of that Person or by that Person and one or more Subsidiaries thereof; or

(2) any other Person (other than a corporation) in which that Person, one or more Subsidiaries thereof, or that Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any directors’ qualifying shares mandated by applicable law will be disregarded in determining the ownership of a Subsidiary.

“Transaction Date” means the date of the transaction giving rise to the need to calculate Consolidated Fixed Charge Coverage Ratio or to make any other determination for purposes of complying with the provisions of the indenture, provided that if that transaction is related to or in connection with any acquisition of any Person, the Transaction Date will be the date on which Aztar or any of its Subsidiaries enters into an agreement with that Person to effect that acquisition; provided, however, that if subsequent to the entering of that agreement Aztar or any of its Subsidiaries amend the terms of that acquisition with respect to the consideration payable by Aztar or any of its Subsidiaries in connection with that acquisition, the Transaction Date will be the date on which Aztar or any of its Subsidiaries enters into an agreement with that Person to effect that amendment. The second proviso above will not be applicable if, as of the Transaction Date with respect to any acquisition, Aztar could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness”

covenant when the Consolidated Fixed Charge Coverage Ratio of Aztar is calculated on the basis of the amended terms of that acquisition and the Indebtedness to be incurred by Aztar and its Restricted Subsidiaries in connection with that acquisition.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 15, 2009; provided, however, that if the period from the Redemption Date to June 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Aztar which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Aztar, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Aztar may designate any Subsidiary of Aztar (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary (unless that Subsidiary owns any Capital Stock of or owns or holds any Lien on any Property of Aztar or any other Subsidiary of Aztar which is not a Subsidiary of the Subsidiary to be so designated), provided that either

(1) the Subsidiary to be so designated has total assets of $1,000 or less; or

(2) immediately after giving pro forma effect to that designation Aztar could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness” covenant; and provided, further, that a Subsidiary may not be designated as an Unrestricted Subsidiary if Aztar or a Restricted Subsidiary creates, incurs, issues, assumes, guarantees or in any other manner becomes liable with respect to any obligation of that Subsidiary.

The Board of Directors of Aztar may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving pro forma effect to that redesignation, Aztar could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness” covenant. Any such designation or elimination thereof by the Board of Directors of Aztar will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Aztar giving effect to that designation and an Officers’ Certificate certifying that that designation complies with the foregoing conditions.

“U.S. Government Obligations” are direct noncallable obligations of the United States of America or guaranteed by the United States of America for the payment of which the full faith and credit of the United States is pledged.

“Voting Stock” means securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

“Wholly Owned Subsidiary” means any Restricted Subsidiary of Aztar of which 100% of the Capital Stock of, or other ownership interest in, that Restricted Subsidiary is at the time owned by Aztar or a Wholly Owned Subsidiary.

Covenants

The indenture contains covenants including, among others, the following:

Limitation on Indebtedness. The indenture provides that Aztar will not, and will not permit any Restricted Subsidiary to, create, incur, assume, guarantee or otherwise become liable with respect to, or become responsible for the payment of, any Indebtedness unless, after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of Aztar is greater than 1.9 to 1.

Notwithstanding the foregoing, Aztar and its Restricted Subsidiaries may incur, create, assume, guarantee, or otherwise become liable with respect to any or all of the following:

(1) Indebtedness not otherwise permitted pursuant to clauses (2) through (9) below in an aggregate amount at any time outstanding of up to $75,000,000 (including any Replacement Indebtedness used to refinance Indebtedness under this clause (1));

(2) Indebtedness evidenced by notes issued on the Effective Date and the registered notes in respect of such notes to be issued as contemplated under the exchange and registration rights agreement;”

(3) Indebtedness of Aztar and its Restricted Subsidiaries remaining outstanding immediately after the issuance of the notes (exclusive of any additional notes issued under the indenture) and application of the proceeds thereof;

(4) Indebtedness to Aztar or to a Restricted Subsidiary;

(5) Indebtedness incurred by Aztar or any Restricted Subsidiary in connection with:

(A) the construction of any new facility or facilities related to the gaming business or any related business of Aztar or any Restricted Subsidiary or in connection with the expansion by Aztar or any Restricted Subsidiary of any of its existing facilities, provided, however, that the aggregate principal amount of all that Indebtedness incurred on and subsequent to the Effective Date will not exceed $100,000,000 (including any Replacement Indebtedness used to refinance Indebtedness under this clause 5(A));

(B) the maintenance, refurbishment or replacement by Aztar or any Restricted Subsidiary in the ordinary course of business of assets related to the gaming business or any related business of Aztar or any Restricted Subsidiary; or

(C) the acquisition of slot machines, gaming tables or other similar gaming equipment;

(6) Indebtedness under the Credit Facility in an aggregate amount of up to $675,000,000;

(7) Indebtedness under Currency Agreements or Interest Swap Obligations, provided that these Currency Agreements or Interest Swap Obligations are related to payment obligations on Indebtedness otherwise permitted under the indenture;

(8) Indebtedness incurred in respect of performance bonds, bankers’ acceptances, letters of credit, surety bonds and similar arrangements in respect of workers’ compensation claims and self-insurance obligations provided by Aztar or any Restricted Subsidiary in the ordinary course of business; and

(9) Indebtedness (“Replacement Indebtedness”) the proceeds of which are used to refinance:

(A) all or a portion of the notes;

(B) any other permitted Indebtedness of Aztar and its Restricted Subsidiaries (other than Indebtedness under clause (6) above); or

(C) permitted successor or replacement Indebtedness;

in each case in a principal amount (or, if that Replacement Indebtedness does not require cash payments prior to maturity, with an original issue price) not to exceed an amount equal to the aggregate of the principal amount plus any prepayment penalties, premiums and accrued and unpaid interest on the Indebtedness so refinanced and customary fees, expenses and costs related to the incurrence of that Replacement Indebtedness, provided that, in the case of this clause (9),

(A) if the notes are refinanced in part, that Replacement Indebtedness is expressly made pari passu or subordinate in right of payment to the remaining notes;

(B) if the Indebtedness to be refinanced is subordinate in right of payment to the notes, that Replacement Indebtedness is subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinate to the notes; and

(C) if the notes are refinanced in part or if the Indebtedness to be refinanced is subordinate in right of payment to the notes and scheduled to mature after the maturity date of the notes, that Replacement Indebtedness determined as of the date of incurrence does not mature prior to the final scheduled maturity date of the notes and the Average Life of that Replacement Indebtedness is equal to or greater than the Average Life of the remaining notes.

For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (9) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Aztar will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant (provided that Indebtedness incurred under the Credit Agreement will be allocated first to the category described in clause (6) above and other Indebtedness incurred under clause (6) above will not be reclassified). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Redeemable Stock in the form of additional shares of the same class of Redeemable Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Redeemable Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Fixed Charges as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Aztar or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of Indebtedness of Aztar or a Subsidiary in accordance with the terms of the indenture will not constitute a separate incurrence, or amount outstanding, of Indebtedness.

Limitation on Restricted Payments. The indenture provides that Aztar will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on or make any distribution or payment on its Capital Stock or to its stockholders (in their capacity as stockholders) (other than dividends or distributions payable solely in its Qualified Capital Stock and, in the case of a Restricted Subsidiary, dividends or distributions payable to Aztar or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value, any shares of Capital Stock of Aztar;

(3) make any Investment in any Affiliate of Aztar (other than a Restricted Subsidiary); or

(4) purchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund or mandatory redemption payment, Indebtedness of Aztar that is subordinated in right of payment to the notes and which is scheduled to mature (after giving effect to any and all unconditional (other than as to the giving of notice) options to extend the maturity thereof) on or after the maturity date of the notes;

if at the time of any such declaration, distribution, payment, purchase, redemption, acquisition or retirement (collectively, the “Restricted Payments”) and after giving effect thereto (including, without limitation, in calculating on a pro forma basis, as if that proposed Restricted Payment had been made, the Consolidated Fixed Charge Coverage Ratio of Aztar for purposes of clause (B) below):

(A) any Event of Default has occurred and be continuing; or

(B) Aztar could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness” covenant; or

(C) the aggregate amount of Restricted Payments for all those purposes made subsequent to September 28, 1994 would exceed an amount equal to the sum of:

(w) 50% of aggregate Consolidated Net Income (or if that aggregate Consolidated Net Income is a deficit, minus 100% of that deficit) accrued on a cumulative basis in the period commencing on September 28, 1994 and ending on the last day of the fiscal quarter immediately preceding the relevant Transaction Date;

(x) the aggregate net proceeds, including cash and the fair market value of Property other than cash (as determined in good faith by the Board of Directors of Aztar, whose determination will be conclusive, and evidenced by a resolution of that Board of Directors filed with the trustee) received by Aztar from the issuance or sale to any Person (other than a Subsidiary of Aztar) during the period commencing on September 28, 1994 and ending on that Transaction Date of Qualified Capital Stock of Aztar (other than Capital Stock of Aztar issued upon conversion of or in exchange for securities of Aztar, except to the extent of any payment to Aztar in addition to the securities of Aztar surrendered);

(y) without duplication, the sum of: (i) the aggregate amount returned in cash on or with respect to Investments (described in clause (3) above) made subsequent to the Effective Date, whether through interest payments, principal payments, dividends or other distributions or payments, (ii) the net cash proceeds received by Aztar or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of Aztar), and (iii) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary to the extent of the amount of any Investments in such Unrestricted Subsidiary subsequent to the Effective Date; provided, however, that the sum of clauses (i), (ii) and (iii) above shall not exceed the aggregate amount of all such Investments made subsequent to the Effective Date; and

(z) to the extent not included in (x) above, the aggregate net proceeds, including cash and the fair market value of Property other than cash (as determined in good faith by the Board of Directors of Aztar, whose determination will be conclusive, and evidenced by a resolution of that Board of Directors filed with the trustee) received by Aztar from the issuance or sale to any Person (other than a Subsidiary of Aztar) during the period commencing on September 28, 1994 and ending on that Transaction Date, of any debt securities evidencing Indebtedness of Aztar or of any Redeemable Stock of Aztar, if, and to the extent that, as of that Transaction Date those debt securities or Redeemable Stock, as the case may be, have been converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock of Aztar; provided, however, that if Aztar and its Restricted Subsidiaries have made any Investments during the period commencing on September 28, 1994 and ending on that Transaction Date, the proceeds of which Investments were used, directly or indirectly, by the recipients thereof to purchase Qualified Capital Stock of Aztar or other securities that have been converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock of Aztar, the aggregate amount determined under clauses (x) and (z) will be net of the aggregate amount of those Investments.

The indenture does not prohibit:

(1) Aztar or any Restricted Subsidiary from paying a dividend on its own Capital Stock within 60 days after the declaration thereof if, on the date when the dividend was declared, Aztar or that Restricted Subsidiary, as the case may be, could have paid that dividend in compliance with the other provisions of this covenant;

(2) Aztar or any Restricted Subsidiary from redeeming or repurchasing its securities in the event that the holder of those securities has failed to qualify or to be found suitable or otherwise eligible under a Gaming Jurisdiction Law to remain as a holder of those securities;

(3) the payment of any pro rata dividend (or, in the case of any partnership or limited liability company, any similar distribution) on Qualified Capital Stock of a Restricted Subsidiary held by minority stockholders;

(4) Ramada New Jersey Holdings Corporation from redeeming, or Aztar or any Restricted Subsidiary from purchasing, for an amount not exceeding $750,000 in the aggregate, all or a portion of the shares of preferred stock, Series A, of Ramada New Jersey Holdings Corporation outstanding on the Effective Date;

(5) Aztar and its Restricted Subsidiaries from acquiring shares of Capital Stock of Aztar solely in exchange for other shares of Capital Stock of Aztar that are not Redeemable Stock and that are not exchangeable for Redeemable Stock whether upon conversion or otherwise;

(6) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of Aztar, through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of Aztar; or

(7) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of Aztar or (ii) through the application of net proceeds of (a) a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness.

provided, however, that the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (1), (2), (3), (6) or (7) (to the extent that (A) the acquisition of such Indebtedness is funded pursuant to clause (ii)(a) thereof, or (B) Refinancing Indebtedness issued pursuant to clause (ii)(b) thereof is converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock) shall be included in any computation pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments made by Aztar and its Restricted Subsidiaries, and the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (4) or (5) shall not be included in any such computation.

So long as no Event of Default has occurred and is continuing, the indenture does not prohibit Aztar and its Restricted Subsidiaries from:

(1) acquiring shares of Capital Stock of Aztar

(A) to eliminate fractional shares,

(B) from a current or former employee or director who has purchased or otherwise acquired shares of Capital Stock of Aztar under an employee stock option or employee stock purchase agreement or other plan or agreement, and

(C) pursuant to a court order,

provided that the aggregate consideration paid by Aztar and its Restricted Subsidiaries pursuant to subclauses (A) and (B) above will not exceed $250,000 in any fiscal year of Aztar;

(2) declaring or paying any dividend on, or redeeming or repurchasing, shares of the currently outstanding Series B Preferred Stock;

(3) redeeming or purchasing the Preferred Share Purchase Rights of Aztar at a price not exceeding $0.01 per right and $2,000,000 in the aggregate; or

(4) making any Restricted Payment subsequent to the Effective Date not otherwise permitted by the foregoing limitations that, when aggregated with all such Restricted Payments made subsequent to the

Effective Date, would not exceed $75,000,000 plus 50% of Consolidating Operating Cash Flow for the fiscal year of Aztar then most recently ended for which internal financial statements are available at the time of such Restricted Payment;

provided, however, that the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (1), (2), (3) or (4) shall be included in any computation pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments made by Aztar and its Restricted Subsidiaries.

Limitation on Liens. Aztar will not, directly or indirectly, create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien securing Indebtedness on or with respect to any of its Property or Capital Stock, whether now owned or hereafter acquired, or assign, or permit any Restricted Subsidiary to assign, any right to receive income to secure Indebtedness, other than:

(1) Liens existing as of the date of the indenture or Liens arising hereafter pursuant to the Credit Facility;

(2) Liens securing Senior Indebtedness;

(3) Liens in favor of Aztar;

(4) Liens securing Indebtedness (including, without limitation, any obligation, contingent or otherwise, for borrowed money of any Person secured by any Lien in respect of Property of Aztar or any Restricted Subsidiary, even though neither Aztar nor any Restricted Subsidiary has assumed or become liable for the payment of that obligation) of Aztar (other than Senior Indebtedness) or any Restricted Subsidiary, provided that, with respect to any Indebtedness that is pari passu with the notes, the notes are secured by Liens equal and ratable to those Liens and, with respect to Indebtedness that is subordinated to the notes, the notes are secured by Liens that are senior to those Liens, in each case so long as such Indebtedness is so secured; and

(5) Permitted Liens.

Notwithstanding the foregoing, this provision will not be applicable to any Lien on Capital Stock issued by any Restricted Subsidiary that holds, directly or indirectly, a license, or is a holding company, under the Nevada Gaming Control Act. Hotel Ramada of Nevada and Ramada Express, Inc. each hold a license under the Nevada Gaming Control Act.

Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that Aztar will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction which by its terms expressly restricts the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on that Restricted Subsidiary’s Capital Stock or pay any Indebtedness owed to Aztar or any Restricted Subsidiary;

(2) make any loans or advances to Aztar or any Restricted Subsidiary; or

(3) transfer any of its Property to Aztar or any Restricted Subsidiary,

except that:

(A) clauses (1), (2) and (3) will be deemed not to apply to those encumbrances or restrictions

(i) relating to any Indebtedness of Aztar or any Restricted Subsidiary existing on the Effective Date or pursuant to the Credit Facility as in effect on the Effective Date;

(ii) relating to any Property acquired by Aztar or any Restricted Subsidiary after the Effective Date, provided that the encumbrance or restriction relates only to the Property which is acquired;

(iii) relating to:

(x) any industrial revenue or development bonds,

(y) any obligation of Aztar or any Restricted Subsidiary incurred in the ordinary course of business to pay the purchase price of Property acquired by Aztar or that Restricted Subsidiary and

(z) any lease of Property by Aztar or any Restricted Subsidiary in the ordinary course of business,

provided that the encumbrance or restriction relates only to the Property which is the subject of that industrial revenue or development bond, the Property purchased or the Property leased and any such lease, as the case may be;

(iv) relating to any Indebtedness of any Restricted Subsidiary at the date of acquisition of that Restricted Subsidiary by Aztar or any Restricted Subsidiary, provided that this Indebtedness was not incurred in connection with or in anticipation of that acquisition;

(v) set forth in an agreement replacing or refinancing agreements or instruments referred to in clauses (i), (ii) and (iii) (or in an additional agreement or instrument included in the Credit Facility), provided that the provisions relating to that encumbrance or restriction contained in that replacing or refinancing agreement or instrument are not materially more restrictive than the provisions relating to that encumbrance or restriction contained in the original agreement or instrument;

(vi) imposed by the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission, the Nevada State Gaming Control Board or any other Gaming Authority;

(vii) that consist of customary non-assignment provisions set forth in contracts and licenses entered into in the ordinary course of business;

(viii) set forth in the indenture and the notes, if applicable at any time;

(ix) with respect to Liens permitted to be incurred under the provisions of the covenant described above under the caption “Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) with respect to the disposition or distribution of assets or property (including, without limitation, Capital Stock of Subsidiaries) in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Aztar’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(xi) with respect to cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Restriction on Incurrence of Some Indebtedness. The indenture provides that Aztar will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness and senior in any respect in right of payment to the notes. The indenture also provides that the notes will not be subordinate in right of payment to any other Indebtedness of Aztar, other than Senior Indebtedness.

Mergers and Consolidations. The indenture provides that Aztar may not consolidate or merge with or into any Person or transfer, sell, lease or otherwise dispose of all or substantially all of its assets as an entirety to any Person unless:

(1) the entity formed by or surviving that consolidation or merger (if other than Aztar), or to which that sale or conveyance has been made, is a corporation organized and existing under the laws of the United

States, any state thereof or the District of Columbia and unconditionally assumes by a supplemental indenture all of the obligations of Aztar under the notes and the indenture and has all gaming licenses required to operate the casino hotels to be owned by the surviving entity;

(2) immediately before and immediately after giving effect to that transaction, no Default or Event of Default (as defined below) exists; and

(3) immediately after giving effect to that transaction involving the incurrence by Aztar or any Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of Aztar or any of its Subsidiaries incurred in connection with or as a result of that transaction as having been incurred at the time of that transaction), Aztar (if it is the continuing corporation) or that other entity could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness” covenant.

Upon any consolidation or merger or any transfer of all or substantially all of the assets of Aztar, the successor corporation formed by that consolidation or into which Aztar is merged or to which that transfer is made, will succeed to, and be substituted for, and may exercise every right and power of Aztar under the indenture with the same effect as if that successor corporation had been named as Aztar in the indenture. When a successor corporation assumes all of the obligations of Aztar under the notes and the indenture, the applicable predecessor corporation will be released from the obligations so assumed.

Limitation on Capital Stock of Restricted Subsidiaries. The indenture provides that Aztar will not:

(1) permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than Aztar or any Wholly Owned Subsidiary) that will entitle the holder of that Capital Stock to a preference in right of payment in the event of liquidation, dissolution or winding-up of that Restricted Subsidiary or with respect to dividends of that Restricted Subsidiary; or

(2) permit any Person (other than Aztar or any Wholly Owned Subsidiary) to hold any such Capital Stock.

However, notwithstanding the foregoing, this covenant shall not prohibit any transfer by Aztar to any Person of Capital Stock of either Hotel Ramada of Nevada or Ramada Express, Inc., each a Wholly Owned Subsidiary of Aztar that holds a license under the Nevada Gaming Control Act, unless and until such prohibition on transfer has been approved by the Nevada Gaming Commission.

Transactions with Affiliates. The indenture provides that Aztar will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction (including, without limitation, the purchase, sale or exchange of Property, the making of any Investment, the giving of any guarantee or the rendering of any service) with any Affiliate of Aztar (other than a Restricted Subsidiary) unless:

(1) the Board of Directors of Aztar believes, in its reasonable good faith judgment, based on full disclosure of all relevant facts and circumstances, that the transaction is in the best interests of Aztar or that Restricted Subsidiary; and

(2) that transaction is on terms no less favorable to Aztar or that Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with an entity that is not an Affiliate of Aztar or that Restricted Subsidiary;

provided, however, that the foregoing limitation will not apply for so long as Aztar’s common stock is listed for trading on the New York Stock Exchange or the American Stock Exchange or is quoted on the National Association of Securities Dealers Automated Quotation System and designated as a “national market system security.”

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1) default in the payment of interest on any note for a period of 30 days after that interest becomes due and payable;

(2) default in the payment of the principal of any note when that principal becomes due and payable at maturity, upon redemption, repayment pursuant to the “Change of Control” covenant or otherwise, whether or not that payment is prohibited by the subordination provisions of the indenture;

(3) failure to observe, conform or comply with any other covenant contained in the notes or the indenture that continues for 60 days after Aztar has received written notice of the default from the trustee or the Holders of 25% in principal amount of the then outstanding notes;

(4) a default on Indebtedness of Aztar or any of its Restricted Subsidiaries having an outstanding principal amount of more than $10,000,000 individually or in the aggregate if that Indebtedness has been accelerated (or has matured);

(5) some events of bankruptcy, insolvency or reorganization affecting Aztar or any Restricted Subsidiary; or

(6) judgments in an aggregate amount in excess of $10,000,000 have been rendered against Aztar or a Restricted Subsidiary and have not been discharged and either an enforcement proceeding has been commenced by any creditor upon any such judgment or there has been a period of 90 consecutive days during which a stay of enforcement of those judgments has not been in effect.

The indenture provides that the trustee, within 90 days after the occurrence of any continuing Default or Event of Default that is known to the trustee, will give notice thereof to the Holders of the notes; provided, however, that, except in the case of a default in payment of principal of or interest on the notes, the trustee may withhold that notice as long as it in good faith determines that the withholding is in the interest of the Holders of the notes.

If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) has occurred and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding notes, by notice in writing to Aztar, may declare the principal amount of the notes, plus accrued but unpaid interest, to be due and payable immediately. In case an Event of Default resulting from bankruptcy, insolvency or reorganization occurs, that amount will be immediately due and payable without any declaration or any act on the part of the trustee or the Holders of the notes. That declaration or acceleration may be rescinded and some past defaults may be waived (except, unless theretofore cured or waived, a default in payment of principal of or interest on the notes) by the Holders of a majority in principal amount of the notes upon conditions provided in the indenture. In the event of a declaration of acceleration because an Event of Default set forth in clause (4) above has occurred, and is continuing, that declaration and its consequences will be automatically rescinded and annulled if:

(1) in the case of Indebtedness that has been accelerated, within 10 days of that declaration, the holders of that Indebtedness have rescinded that declaration and its consequences or in the case of Indebtedness that has matured, that Indebtedness has been discharged in full, within 10 days following maturity;

(2) Aztar has delivered an Officers’ Certificate certifying that rescission or discharge to the trustee; and

(3) no other Event of Default has occurred and is continuing.

Except to enforce the right to receive payment of principal or interest when due, no Holder of a note may institute any proceeding with respect to the indenture or for any remedy thereunder unless that Holder has previously given to the trustee written notice of a continuing Event of Default, the Holders of at least 25% in principal amount of the outstanding notes have made written request of the trustee to institute proceedings in respect of that Event of Default, those Holders have offered the trustee reasonable indemnity against loss, liability or expense to be incurred thereby, the trustee has failed so to act for 60 days after the receipt of that notice and no direction inconsistent with that written request has been given to the trustee by those Holders during that 60-day period. Subject to some restrictions, the Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, that is unduly prejudicial to the rights of any Holder of a note or that would subject the trustee to personal liability.

Aztar is required to deliver to the trustee, within 90 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year, an Officers’ Certificate indicating whether Aztar has complied with the terms of the indenture and whether an Event of Default exists. In addition, Aztar will promptly deliver to the trustee notice of any Default or Event of Default.

Legal Defeasance and Covenant Defeasance

Aztar may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate of Aztar, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest (as defined below), if any, on, such notes when such payments are due from the trust referred to below;

(2) Aztar’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Aztar’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Aztar may, at its option and at any time, elect to have the obligations of Aztar released with respect to certain covenants (including its obligation to make Change of Control offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Aztar must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Aztar must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Aztar must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Aztar has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Aztar must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Aztar is a party or by which Aztar is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Aztar or any of its Subsidiaries is a party or by which Aztar or any of its Subsidiaries is bound;

(6) Aztar must deliver to the trustee an officers’ certificate stating that the deposit was not made by Aztar with the intent of preferring the holders of notes over the other creditors of Aztar with the intent of defeating, hindering, delaying or defrauding any creditors of Aztar or others; and

(7) Aztar must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Aztar, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Aztar has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Aztar is a party or by which Aztar is bound;

(3) Aztar has paid or caused to be paid all sums payable by it under the indenture; and

(4) Aztar has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Aztar must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Reports to Holders of the Notes

Aztar will file with the trustee copies of the annual reports and of the information, documents and other reports that Aztar is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act within five days after those annual reports, information, documents and other reports are required to be filed with the Securities and Exchange Commission. Upon the request of any Holder, Aztar will promptly mail these annual reports, information, documents and other reports to the requesting Holder. In the event Aztar is not required to file any annual reports, information or documents with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, Aztar will nonetheless file these annual reports, information or documents, with the Securities and Exchange Commission and the trustee on a timely basis, and upon the request of any Holder will promptly mail these annual reports, information or documents to the requesting Holder.

Modification of the Indenture

From time to time, Aztar and the trustee, without the consent of the Holders of the notes, may amend or supplement the indenture or the notes for specified purposes, including curing ambiguities, defects or inconsistencies, providing for additional notes, conforming the text to this Description of Notes and making changes that do not adversely affect the rights of any Holder. Other modifications and amendments of the indenture or the notes may be made with the written consent of the Holders of a majority in principal amount of the outstanding notes, except that, without the consent of each Holder of notes affected thereby, no amendment may reduce the amount of notes whose Holders must consent to an amendment; reduce the rate of, or change the time for or manner of, payment of interest on any note; reduce the principal, or change the Stated Maturity for the payment of principal, of any note, or reduce the Redemption Price of or change the date of redemption or alter any provision with respect to redemption of the notes; waive a Default in the payment of the principal of or interest on or redemption of any note; make any note payable in money other than that stated in such note; or make any change to provisions of the indenture regarding the unconditional right of Holders to receive principal and interest on the notes, waiver of past defaults or these provisions for modification of the indenture.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise under the circumstances in the conduct of that Person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of Aztar to obtain payment of claims in particular cases or to realize on particular property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act) it must eliminate that conflict or resign.

Book-Entry, Delivery and Form

The registered notes will be issued in the form of one or more notes in global form (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, the Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, who will be the Global Notes Holder.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Investors may hold their beneficial interests in the Global Notes directly through DTC if they are participating organizations or “participants” in such system or indirectly through organizations that are participants in such system. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither Aztar nor the Purchasers take responsibility for these operations and procedures and investors are urged to contact the system or their participants directly to discuss these matters.

DTC has advised Aztar that DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Aztar that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, if they are the Participants in that system, or indirectly through organizations which are the Participants in that system. All interests in a Global Note may also be subject to the procedures and requirements of DTC. The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of Indirect Participants and some banks, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except in the limited circumstances described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Special Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Aztar and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither Aztar, the Trustee nor any agent of Aztar or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Aztar that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Aztar, subject to any legal requirements in effect from time to time. Neither Aztar nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Aztar and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Aztar that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Aztar nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

If:

(1) DTC (a) notifies Aztar that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Aztar fails to appoint a successor depositary;

(2) Aztar, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes;

then, upon surrender by the Global Note Holder of its Global Note, notes in such form will be issued to each Person that the Global Note Holder or DTC identify as being the beneficial owner of the related notes. Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon prior written request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee). All certificated notes would be subject to the legend requirements described under “Notice to Investors.”

Neither Aztar nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and Aztar and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Aztar will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. Aztar will make all payments of principal, interest and premium and Special Interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Aztar expects that secondary trading in any certificated notes will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Aztar that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of registered notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in these resales.

We will not receive any proceeds from any sale of registered notes by broker-dealers or any other persons. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the exchange and registration rights agreement and will indemnify the holders of unregistered notes including any broker-dealers, and specified parties related to holders of unregistered notes, against some types of liabilities, including liabilities under the Securities Act.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material federal income tax considerations relevant to the exchange of unregistered notes for registered notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax consequences. This discussion is based upon the I.R.C., Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Any such changes may be applied retroactively in a manner that could adversely affect your notes. We have not and will not seek any rulings from the Internal Revenue Service with respect to the matters discussed below. We cannot assure you that the Internal Revenue Service will not take positions concerning tax consequences of the exchange offer which are different from those discussed below. This discussion does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. This discussion also does not address the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as a part of a straddle, hedge or conversion transaction, persons that have a functional currency other than the U.S. Dollar, and investors in pass-through entities.

You should consult your own tax advisor as to the particular tax consequences to you of exchanging unregistered notes for registered notes pursuant to the exchange offer, including the applicability and effect of any state, local or foreign tax laws.

The exchange of unregistered notes for registered notes pursuant to the exchange offer will not constitute a taxable exchange for federal income tax purposes. You will have a tax basis in the registered notes equal to your tax basis in the unregistered notes exchanged therefore and your holding period for the registered notes will include your holding period for the unregistered notes exchanged therefore. Accordingly, the exchange should have no material federal income tax consequences to you.

LEGAL MATTERS

The validity of the registered notes offered by this prospectus will be passed upon for Aztar Corporation by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements as of January 1, 2004 and January 2, 2003 and for each of the three years in the period ended January 1, 2004 incorporated in this prospectus by reference to Aztar Corporation’s Current Report on Form 8-K dated May 24, 2004 and the financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Aztar Corporation for the year ended January 1, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Aztar Corporation

Offer to Exchange

7 7/8% Senior Subordinated Notes Due 2014

Which Have Been Registered

Under the Securities Act of 1933

For Any And All Outstanding

7 7/8% Senior Subordinated Notes Due 2014

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate in this prospectus by reference is correct after this date.

Until October 20, 2004, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.